Exhibt 10.1

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of the 7th day of August,  2012, by and between GLL TERRY FRANCOIS BLVD., LLC, a Delaware limited liability company (“Seller”), and HINES GLOBAL REIT 550 TERRY FRANCOIS LP, a Delaware limited partnership (“Buyer”), with reference to the following facts:

R E C I T A L S:

A.           Seller is the owner of certain real property located at 550 Terry Francois Boulevard in the City and County of San Francisco (“City”), State of California and more particularly described on Exhibit A attached hereto (the “Land”).  The Land is improved with an office building consisting of six stories (the “Building”).

B.           The Property is located within the Mission Bay South Redevelopment Project Area, which is part of the Mission Bay Development Area, and is subject to the existing Development Entitlements.

C.           Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”) upon the terms and subject to conditions hereinafter set forth:

(i)           the Land, together with (a) all improvements located thereon, including, without limitation, the Building (the “Improvements”), and (b) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto (collectively, the “Real Property”);

(ii)           that certain Mission Bay Office Lease dated November 22, 2000, by and between Seller (as successor to the original landlord) and The Gap, Inc., a Delaware corporation (“Tenant”) as amended (the “Lease”);

(iii)           the equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller and now or hereafter located in or used in connection with the operation, ownership or management of the Real Property (collectively, the “Tangible Personal Property”); and

(iv)           to the extent assignable, all intangible personal property related to the Real Property and the Improvements, including, without limitation:  all trade names and trademarks associated with the Real Property and the Improvements, including the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any; guaranties and warranties, if any; assignable contract rights related to the construction, consulting, maintenance, repair, operation or management of the Real Property, if any (collectively, the “Service Contracts”), a list of which Service Contracts is attached hereto as Exhibit B; Seller’s interest in the Development Entitlements and all governmental permits, approvals and licenses, if any; and telephone exchange numbers (collectively, the “Intangible Personal Property”);

PROVIDED, HOWEVER, that the Property shall not include any of the Excluded Personalty.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree that the terms and conditions of this Agreement and the instructions to the Escrow Holder with regard to the Escrow created pursuant hereto are as follows:

A G R E E M E N T:

1. Certain Basic Definitions.  For purposes of this Agreement, the following terms shall have the following definitions:

1.1 “Affiliate”

 means (a) an entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity in question, or (b) an entity at least a majority of whose economic interest is owned by the person or entity in question; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

1.2 “Agreement Regarding Successor Project Labor Agreement”

 means that certain Agreement Regarding Successor Project Labor Agreement dated as of November 10, 2005 between Prior Owner and Catellus Operating Limited Partnership, on the one hand, and Seller, on the other.

1.3 “Applicable Laws”

 means all laws, ordinances, rules, regulations and requirements of all Governmental Authorities that are applicable to the Property, including without limitation, the Federal Occupational Health and Safety Act, the Americans with Disabilities Act of 1990, Title 24 of the California Code of Regulations and all Environmental Laws, as amended from time to time.

1.4 “Assignment Agreement”

 means an Assignment, Assumption and Release Agreement in substantially the form attached hereto as Exhibit C (subject to such modifications as may be reasonably requested by the Redevelopment Agency, including, without limitation, that Paragraphs 9.13 and 9.14 thereof be deleted).

1.5 “Assignment of Contracts”

 means an Assignment and Assumption of Contracts in the form attached hereto as Exhibit D.

1.6 “Assignment of Lease”

 means an Assignment and Assumption of Lease in the form attached hereto as Exhibit E.

1.7 “Assignment of Successor Project Labor Agreement”

 means an Assignment and Assumption of Agreement Regarding Successor Labor Agreement in the form attached hereto as Exhibit F.

1.8 “Assignment of Tax Payment Agreement”

 means an Assignment and Assumption of Tax Payment Agreement in the form attached hereto as Exhibit G.

1.9  “Bill of Sale”

 means a Bill of Sale in the form attached hereto as Exhibit H.

1.10 “Block 26/27 Owners”

 has the meaning set forth in Paragraph 26.6.

1.11 “Building”

 has the meaning set forth in Recital A.

1.12 “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in San Francisco, California are authorized or required to close under the laws of the State of California or applicable federal law.

1.13 “Buyer Exculpation Parties”

 has the meaning set forth in Paragraph 29.18.

1.14 “Buyer Parties”

 means Buyer and Buyer’s Affiliates (and each of their Affiliates) including, but not limited to, Buyer’s or such companies’ officers, directors, shareholders, members, partners, agents, employees, managers and attorneys.

1.15 “Buyer’s Address”

 means:

Hines Global REIT 550 Terry Francois Blvd. LP
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 777056
Attention:  Charles N. Hazen
Facsimile No.:  (713) 966-7851

with a copy to:

Hines Global REIT 550 Terry Francois Blvd. LP
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 777056
Attention:  Jason P. Maxwell
Facsimile No.:  (713) 966-2075

1.16 “Buyer’s Agents”

 means Buyer’s directors, officers, managers, employees, agents, investors, counsel, consultants and contractors.

1.17 “Buyer’s Certificate”

 has the meaning set forth in Paragraph 8.2.2.

1.18 “Buyer’s Counsel’s Address”

 means:

Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, Texas 75201
Attention:  Jonathan W. Dunlay
Facsimile No.:     (214) 661-4711

1.19  “Buyer’s Due Diligence Notice”

 has the meaning set forth in Paragraph 6.5.

1.20 “California Affidavit”

 means a California Form 593-C.

1.21 “CFD Assessments”

 means the special taxes levied or to be levied on the Property and other property in the Mission Bay Development Area in accordance with the terms and conditions of the “Rate and Method of Apportionment of Special Tax” applicable to the CFDs.

1.22 “CFDs”

 means, collectively, Redevelopment Agency of the City and County of San Francisco Community Facilities District No.  5 (Mission Bay Maintenance District) (the “Maintenance CFD”), Redevelopment Agency of the City and County of San Francisco Community Facilities District No.  6 (Mission Bay South Public Improvements) (the “Infrastructure CFD”), each established under the Mission Bay South Financing Plan (which is annexed to the South OPA as Attachment E), and San Francisco Community Facilities District 90-1 (Public School Facilities) (the “Public School CFD”).

1.23 “City”

 has the meaning set forth in Recital A.

1.24 “Claims”

 means claims, demands, losses, liabilities, damages (excluding consequential and punitive damages), liens, obligations, interest, injuries, penalties, fines, actions, lawsuits or other proceedings (including informal proceedings), judgments and awards and costs and expenses (including reasonable attorneys’ fees and costs, consultant and expert fees and costs and court costs) of whatever kind or nature, known or unknown, contingent or otherwise, including, without limitation, any action or proceeding brought by or on behalf of any homeowners’ or similar association or member thereof, and including the reasonable costs of carrying out the terms of any judgment, settlement, consent, decree, stipulated judgment or other partial or complete termination of any such action or proceeding.

1.25 “Close of Escrow”

 means the time of recording of the Grant Deed in the Official Records.

1.26 “Closing Date”

 means the date on which the Close of Escrow occurs.

1.27 “Confidential Information”

 means (i) any and all documents, materials, soil samples, ground water samples and other information relating to the Property furnished or made available to Buyer by Seller or its agents, including, without limitation, the files and documents made available to Buyer pursuant to Paragraph 6.1, (ii) all written summaries and abstracts thereof generated by Buyer in the course of conducting its inspections, review of books and records, and other due diligence activities relating to the Property (including, without limitation, matters relating to the environmental condition of the Property except where otherwise already a publicly available document); and (iii) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Buyer utilizing the information acquired through the exercise of Buyer’s inspection rights, provided that the term “Confidential Information” does not include such portions of materials, documents or other information which are or become generally available to the public, provided that Buyer is not the party making such documents or information available to the public.

1.28 “Cure Extension Notice”

 has the meaning set forth in Paragraph 14.

1.29 “Current Tax Period”

 means the fiscal year of the applicable taxing authority during which the Close of Escrow occurs.

1.30 “Deposit”

 has the meaning set forth in Paragraph 3.1.1.

1.31 “Development Easements”

 has the meaning set forth in Paragraph 26.2.

1.32 “Development Entitlements”

 means those documents and materials governing development of the Property listed on Exhibit I attached hereto.

1.33 “Diversity Program”

 has the meaning set forth in Paragraph 27.2.1.

1.34 “Effective Date”

 means the date of this Agreement.

1.35 “Environmental Covenant”

 means the Covenant and Environmental Restriction on Property in favor of the RWQCB attached hereto as Exhibit J.

1.36 “Environmental Laws”

 means any and all federal, state, or local environmental health and/or safety laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, plans, risk management plans, recorded property covenants, and/or restrictions, permits, or permit conditions currently existing and as amended, enacted, issued or adopted in the future relating to the environment or to any Hazardous Material (including, without limitation, the Risk Management Plan, and the Environmental Covenant) which are or become applicable to the Property.

1.37 “ERISA”

 has the meaning set forth in Paragraph 14.7.

1.38 “Escrow”

 means an escrow to be opened with the Escrow Holder to facilitate the transaction contemplated in this Agreement.

1.39 “Escrow Holder”

 means First American Title Insurance Company.

1.40 “Escrow Holder’s Address”

 means:

First American Title Insurance Company
National Commercial Services
100 Spear Street, Suite 1600
San Francisco, California  94105
Attention:  Heather Kucala
Facsimile No.:  (415) 398-1750
Telephone No.:  (415) 837-2295

1.41 “Estoppel Certificate”

 has the meaning set forth in Paragraph 8.1.2(a).

1.42 “Excluded Materials”

 has the meaning set forth in Paragraph 6.1.1.

1.43 “Excluded Environmental Claims”

 has the meaning set forth in Paragraph 16.1.3.

1.44 “Excluded Personalty”

 means any and all fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Building) owned or leased by Tenant or any managing agent, leasing agent, contractor or employee at the Building; provided however, that the Excluded Personalty shall not include, and Seller shall cause to be conveyed to Buyer, any personal property located at the Property that is owned by any managing agent to the extent that the cost of such personal property was paid for or reimbursed by Seller or its predecessor in title.

1.45 “FIRPTA Certificate”

 means a certificate of non-foreign status in the form attached hereto as Exhibit K.

1.46  “General Assignment”

 means a General Assignment in the form attached hereto as Exhibit L.

1.47  “Governmental Authority”

 means any local, state or federal governmental agency, court, board, bureau or other authority having jurisdiction with respect to the Property, including, without limitation, the California Regional Water Quality Control Board.

1.48 “Grant Deed”

 means a grant deed in substantially the form attached hereto as Exhibit M.

1.49 “Guarantor”

 means Hines Global REIT Properties, L.P.

1.50 “Hazardous Material”

 means any substance, material or waste that, because of its quantity, concentration or physical or chemical characteristics poses a present or potential hazard to human health and safety or to the environment, including, but not limited to, petroleum, petroleum-based products, natural gas, or any substance, material or waste (including, without limitation, biohazardous waste, medical waste and sharps waste) that is, or shall be, listed, regulated or defined by federal, state or local statute, regulation, rule, ordinance or other governmental requirement to be hazardous, acutely hazardous, extremely hazardous, toxic, radioactive, biohazardous, infectious, or otherwise dangerous.

1.51 “Immediately Available Funds”

 means cash, a bank cashier’s check or a confirmed wire transfer of funds.

1.52 “Improvements”

 has the meaning set forth in Recital C.

1.53 “Inspection Period”

 means the period commencing on the Effective Date and ending at 5:00 p.m. (California time) on August 15, 2012.

1.54 “Inspection Work”

 has the meaning set forth in Paragraph 6.1.1.

1.55 “Intangible Personal Property”

 has the meaning set forth in Recital C.

1.56 “Land”

 has the meaning set forth in Recital A.

1.57 “Lease”

 has the meaning set forth in Recital C.

1.58 “Legal Costs”

 has the meaning set forth in Paragraph 22.

1.59  “Limitation Period”

 has the meaning set forth in Paragraph 14.

1.60  “Master Commercial Declaration”

 means the Master Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Mission Bay Commercial recorded in the Official Records on January 16, 2001 as Document No.  2001-G889923-00 at Reel H804, Image 0058, as the same has been or may hereafter be amended.

1.61 “Master Developer”

 means FOCIL-MB, LLC and its successors and assigns in its capacity as master developer under the South OPA.

1.62 “Material Adverse Change”

  means the occurrence of any action, event or a change in circumstance which (i) causes or renders a Seller Representation, that was true when made, to no longer be true as of the Closing Date, (ii) does not result from the act or omission of Buyer or any of Buyer’s Agents, and (iii) results in damages to Buyer or a reduction in value of the Property in excess of Five Million and No/100 Dollars ($5,000,000.00), excluding any action, event or change in circumstance that was disclosed to Seller in writing prior to expiration of the Inspection Period.

1.63 “MBCMC”

 has the meaning set forth in Paragraph 26.4.

1.64 “Mission Bay Development Area”

 means that certain real property located in the City and County of San Francisco and generally bounded by Townsend Street, Third Street, relocated Terry Francois Boulevard, Mariposa Street and Seventh Street.

1.65 “Mission Bay South Redevelopment Project Area”

 means the area located in the City and County of San Francisco that is the subject of the South OPA.

1.66 “Notice”

 has the meaning set forth in Paragraph 20.

1.67 “OFAC”

 has the meaning set forth in Paragraph 14.6.

1.68 “Official Records”

 means the Official Records of the Recorder of the City and County of San Francisco, California.

1.69 “Outside Closing Date”

 means August 31, 2012, subject to extension as expressly provided in Paragraph 8.3.3.

1.70 “Owner’s Affidavit”

 has the meaning set forth in Paragraph 9.12.

1.71 “Parking Estoppel”

 has the meaning set forth in Paragraph 8.1.2(b).

1.72 “Parking Structure Easement Agreement”

 has the meaning set forth in Paragraph 26.6.

1.73 “Permitted Encumbrances”

 has the meaning set forth in Paragraph 8.1.1.

1.74 “Person”

 has the meaning set forth in Paragraph 14.6.

1.75 “PILOT Agreement”

 has the meaning set forth in Paragraph 26.7.

1.76 “Pre-Existing Condition”

 has the meaning set forth in Paragraph 6.4.

1.77 “Prior Owner”

 means Mission Bay S26a/S28, LLC, a Delaware limited liability company.

1.78 “Proceeding”

 has the meaning set forth in Paragraph 14.

1.79 “Project Labor Agreement”

 means the Mission Bay Project Labor Agreement dated October 8, 1990, as the same may have been amended.

1.80 “Property”

 has the meaning set forth in Recital C.

1.81 “Purchase Price”

 means One Hundred Eighty Million and No/100 Dollars ($180,000,000).

1.82 “Real Property”

 has the meaning set forth in Recital C.

1.83 “Redevelopment Agency”

 means the Redevelopment Agency of the City and County of San Francisco.

1.84 “Reimbursable Expenses”

 means the lesser of (a) the actual out of pocket expenses incurred by Buyer in connection with this Agreement or Buyer’s proposed purchase of the Property, including, but not limited to due diligence costs, survey costs and legal fees, and (b) One Hundred Fifty Thousand and No/Dollars ($150,000).

1.85  “Risk Management Plan”

 and “RMP” mean the Risk Management Plan for the Mission Bay Development Area, as more particularly described on Exhibit I attached hereto, as the same may have been or hereafter be amended.

1.86 “RWQCB”

 means the Regional Water Quality Control Board, San Francisco Bay Region.

1.87 “Scheduled Closing Date”

 has the meaning set forth in Paragraph 4.2.

1.88 “Seller Knowledge Individuals”

 has the meaning set forth in Paragraph 14.

1.89 “Seller Parties”

 means Seller and Seller’s Affiliates (and each of their Affiliates), and Seller’s or such companies’ officers, directors, shareholders, agents, employees, managers and attorneys.

1.90 “Seller Representation Update”

 has the meaning set forth in Paragraph 28.

1.91 “Seller’s Address”

 means:

c/o GLL Real Estate Partners, Inc.
199 Fremont Street, Suite 1150
San Francisco, California  94105
Attn:  David Wall
Facsimile No.:   (415) 814-8101
Telephone No.:  (415) 814-8111

1.92 “Seller’s Broker”

 has the meaning set forth in Paragraph 21.

1.93 “Seller’s Counsel’s Address”

 means:

Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, Tennessee  37203
Attention:  John R. Haynes. Esq.
Telephone No.:  (615) 252-2343
Facsimile No.  (615) 252-6343

1.94 “Seller’s Surviving Covenants”

 has the meaning set forth in Paragraph 5 below.

1.95 “Seller’s Title Notice”

 has the meaning set forth in Paragraph 7.1.2.

1.96 “Service Contracts”

 has the meaning set forth in Recital C.

1.97 “South OPA”

 means the Mission Bay South Owner Participation Agreement listed on Exhibit I attached hereto.

1.98 “Specially Designated Nationals and Blocked Persons”

 has the meaning set forth in Paragraph 14.6.

1.99  “Surviving Obligations”

 means obligations expressly stated in this Agreement to survive the termination hereof.

1.100 “Tangible Personal Property”

 has the meaning set forth in Recital C.

1.101  “Tax Allocation Debt Promissory Note”

 means a Mission Bay South Tax Allocation Debt Promissory Note in the form attached hereto as Exhibit N.

1.102 “Tax Payment Agreement”

 means that certain Tax Payment Agreement dated as of November 10, 2005 between FOCIL-MB, LLC and Seller and recorded in the Official Records on November 14, 2005 as Instrument No.  2005I070743.

1.103 “Tenant”

 has the meaning set forth in Recital C.

1.104 “Tenant Notice”

 means a Notice to Tenant in the form attached hereto as Exhibit O.

1.105 “Tenant Receivables”

 has the meaning set forth in Paragraph 12.3.

1.106 “Title Company”

 means First American Title Insurance Company.

1.107 “Title Policy”

 has the meaning set forth in Paragraph 7.2.

1.108 “Title Report”

 has the meaning set forth in Paragraph 7.1.

1.109 “TMA”

 has the meaning set forth in Paragraph 26.4.

1.110 “Transfer”

 means to sell, assign, convey, lease, sublease, mortgage, hypothecate or otherwise alienate.

1.111 “Transferee”

 means any natural person, corporation, firm, partnership, limited liability company, association, joint venture, governmental or political subdivision or agency or any similar entity to whom a Transfer is made.

1.112 “Unacceptable Encumbrances”

 has the meaning set forth in Paragraph 7.1.1.

1.113 “Unavoidable Delay”

 means a delay that is caused by strikes or other labor disputes, acts of God, inability to obtain labor or materials despite commercially reasonable efforts (financial condition excepted), lawsuits brought by plaintiffs who are not Affiliates of the person claiming the benefit of the Unavoidable Delay (except to the extent caused by the negligence of the person claiming the benefit of the Unavoidable Delay), but only to the extent that an injunction or restraining order has been issued by a court of competent jurisdiction preventing performance, unforeseeable restrictions imposed or mandated by Governmental Authorities in issuing requisite approvals or consents, enemy action, terrorism, civil commotion, fire, flood, earthquake or any other unforeseeable event beyond the reasonable control of the person claiming the benefit of the Unavoidable Delay.

1.114 “Unbilled Tenant Receivables”

 has the meaning set forth in Paragraph 12.3.1.

1.115 “Uncollected Delinquent Tenant Receivables”

 has the meaning set forth in Paragraph 12.3.1.

1.116 “U.S.  Person”

 has the meaning set forth in Paragraph 14.6.

1.117 “Voluntary Monetary Liens”

 means (i) any deeds of trust or other monetary liens granted or consented to by Seller against the Property during its period of ownership, including any such matter assumed by Seller and (ii) any valid mechanic’s, materialman’s or similar liens for work performed at the Property arising pursuant to work under contracts entered into by Seller or Seller Parties, excluding, however, (a) the Tax Payment Agreement (excluding any delinquencies thereunder) and (b) non-delinquent liens described in the Parking Structure Easement Agreement.

2. Purchase and Sale

.  Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, for the Purchase Price and upon the terms and subject to the conditions herein set forth; provided, however, that Buyer shall have no obligation to assume any Service Contracts under which Seller is in default as of the Close of Escrow.

3. Payment of Purchase Price

.

3.1 Purchase Price

.  The Purchase Price for the Property shall be paid by Buyer as follows:

3.1.1 Deposit.  Within five (5) Business Days after the Effective Date, Buyer shall deposit with Escrow Holder the sum of Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Deposit”) in Immediately Available Funds.  Escrow Holder shall place the Deposit an interest-bearing commercial account at a bank which participates in the FDIC transaction guarantee program affording FDIC insurance to the full amount of the Deposit.  All interest earned on the Deposit shall be added to and become part of the Deposit.

3.1.2 Delivery, Application and Disposition of Deposit

.

(a) Buyer’s failure to deliver the Deposit as required by Paragraph 3.1.1 shall constitute a default by Buyer hereunder and shall entitle Seller, by written notice to Buyer and to Escrow Holder, to terminate this Agreement as of the date of Buyer’s receipt of such termination notice.

(b) The Deposit shall be applicable to the Purchase Price upon the Close of Escrow.  If Buyer terminates this Agreement and the Escrow created hereunder in accordance with the provisions of Paragraph 6.5, Paragraph 7.1.3 (other than for Seller’s inability to either eliminate or ameliorate an Unacceptable Encumbrance which Seller has committed to cure), Paragraph 7.1.3 (but only with respect to Seller’s inability to either eliminate or ameliorate an Unacceptable Encumbrance which Seller has committed to cure), Paragraph 7.1.4, Paragraph 8.3.1, Paragraph 18.1, Paragraph 19, or Paragraph 28 or if Seller terminates this Agreement pursuant to Paragraph 8.3.2 (other than because of a failure of the closing conditions in Paragraph 8.2.1 or Paragraph 8.2.2), then in each case the Deposit shall be disbursed to Buyer. The Deposit shall be retained by Seller pursuant to Paragraph 17.1 if the Close of Escrow does not occur for any reason other than (i) Buyer’s termination of this Agreement in accordance with Paragraph 6.5, Paragraph 7.1.3, Paragraph 7.1.4, Paragraph 8.3.1, Paragraph 18.1, Paragraph 19, or Paragraph 28 or (ii) Seller’s failure to convey the Property to Buyer as provided herein and where such failure constitutes a default by Seller hereunder.  If this Agreement is terminated for any reason other than Seller’s default before the Close of Escrow (whether the Deposit is retained by Seller or returned to Buyer pursuant hereto), both Seller and Buyer shall be relieved of all further obligations and liabilities under this Agreement, except for the Surviving Obligations.

3.1.3 Closing Funds

.  In no event later than one (1) Business Day in advance of Close of Escrow, Buyer shall deposit or cause to be deposited with Escrow Holder, in Immediately Available Funds, the balance of the Purchase Price plus or minus Escrow Holder’s estimate of Buyer’s share of closing costs, prorations and charges payable pursuant to this Agreement.

3.2 Independent Consideration

.  At the same time as the delivery of the Deposit to the Escrow Holder, Buyer shall deliver to Seller in cash the sum of $100.00 (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Buyer’s exclusive option to purchase the Property and the right to inspect the Property during the Inspection Period provided herein, and for Seller’s execution and delivery of this Agreement.  The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

4. Escrow

.

4.1 Opening of Escrow

.  Escrow shall be deemed opened on the date Escrow Holder shall have received a fully executed original or originally executed counterparts of this Agreement from both Buyer and Seller, together with the Deposit from Buyer.  Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder or other instruments as may reasonably be required by Escrow Holder in order to consummate the transaction contemplated by this Agreement.  Any such supplemental instructions shall not conflict with, amend or supersede any portions of this Agreement unless expressly consented or agreed to in writing by Buyer and Seller.

4.2 Close of Escrow.  The closing of the transaction contemplated by this Agreement and the Escrow shall occur on August 31, 2012 (such scheduled date, as it may be extended as expressly provided elsewhere in this Agreement, being referred to in this Agreement as the “Scheduled Closing Date”; and the actual date of the closing, the “Closing Date”).  Buyer acknowledges that Seller’s existing financing may only be prepaid on the date on which Seller’s monthly installment payment is due, being August 31, 2012 or, if applicable, October 1, 2012 such that Close of Escrow must occur on August 31, 2012 unless the Scheduled Closing Date and the Outside Closing Date are extended in accordance with Paragraph 8.3.3 below.

5. Seller’s Covenants

.  Seller covenants with Buyer as follows:

5.1 No Conveyances

.  After the Effective Date, Seller shall not, without the prior written consent of Buyer, voluntarily convey any interest in the Property; provided, however, that nothing contained herein shall prohibit Seller from granting Development Easements in accordance with Paragraph 26.2.

5.2 Leasing

.  Seller shall not enter into or consent to any modification of the Lease, assignment of the Lease or sublease of the Property without the prior approval of Buyer, which approval shall not be unreasonably withheld or delayed prior to expiration of the Inspection Period, but which approval may be granted or withheld in Buyer’s sole and absolute discretion after expiration of the Inspection Period; provided, however, that Buyer acknowledges that any assignment or sublease undertaken by Tenant as a matter of right without Seller’s consent shall not constitute a breach of the foregoing covenant.

5.3 Operation and Maintenance

.  Subject to the terms and conditions of this Agreement and to Tenant’s rights and obligations under the Lease, Seller shall operate and maintain the Property in the ordinary and usual course of business and consistent with its past practice throughout the entire period from the Effective Date hereof until the Close of Escrow.

5.4 Significant Changes

.  Seller shall promptly notify Buyer of the occurrence after the Effective Date of any event or circumstance actually known to Seller’s Knowledge Individuals (without any duty to conduct any investigation of any nature) that makes or would make any of the Seller Representations materially and adversely false if the same were remade as of the date that a Seller’s Knowledge Individual obtains knowledge of such event or circumstance.

5.5 Books and Records

.  Upon Close of Escrow, Seller will provide to Buyer originals, or if originals are unavailable, copies, of the books and records relating to the operation of the Property maintained by Seller during Seller’s ownership thereof (excluding the Excluded Materials), to the extent same are in Seller’s possession.

 The covenants set forth in Paragraphs 5.1, 5.2 and 5.5 above shall survive the Close of Escrow for the Limitation Period and shall be referred to as "Seller's Surviving Covenants".

6. Condition of Property

.

6.1 Inspection and Studies; Review of Seller’s Files

.

6.1.1 Commencing on the Effective Date, and continuing thereafter through the Close of Escrow, Buyer shall have the right, at Buyer’s sole cost and expense, but subject in all events to Buyer’s compliance with Applicable Laws and the provisions of this Agreement, to conduct a physical inspection of the Property and any engineering, geologic, use, development or other feasibility studies that Buyer chooses to perform.  Additionally, to the extent in Seller’s possession, Seller shall make available to Buyer, either at Seller’s offices in San Francisco, California, by posting such materials to the diligence website or by delivering copies thereof to Buyer or Buyer’s counsel: plans and specifications; environmental and engineering reports relating to the Property; copies of the Lease (including any and all amendments, riders, licenses, work letters, inducement letters, side letters, etc.); copies of the Service Contracts; copies of Seller’s books and records relating to the operation of the Property; but excluding, however, Seller’s income tax records, Seller’s corporate records, copies of Seller’s existing loan documents, any records relating to Seller’s selling or financing negotiations, appraisals and financial or valuation analyses generated by or made on behalf of Seller and those documents which are protected by the attorney-client and/or attorney work product privileges (all such excluded items, the “Excluded Materials”), none of which are part of the Property.  Buyer shall have the right to review such files and documents (excluding the Excluded Materials).  Such investigations and other work, inspections and entries onto the Property are referred to herein as the “Inspection Work.”  Buyer acknowledges that the right to review such files and/or documents is a courtesy to Buyer, and that, without limiting the provisions of this Paragraph 6 or Paragraphs 14 or 16 below, Seller does not make any representation or warranty, express or implied, as to the accuracy or completeness of any information contained in Seller’s files or in the documents produced by Seller, including, without limitation, any environmental audit or report (if any), and further that Seller and the Seller Parties shall have no responsibility for the contents and accuracy of such disclosures.

6.1.2 Buyer agrees that the obligations of Seller in connection with Buyer’s purchase of the Property shall be governed by this Agreement irrespective of the contents of any such disclosures or the timing or delivery thereof, and that Buyer shall rely upon its own independent review concerning matters contained in such files and/or documents.  Further, Buyer acknowledges and agrees that it shall not conduct interviews of any Seller employee, contractor, agent or other Seller Party except as expressly agreed to in writing by Seller in advance and upon such terms and conditions as Seller may establish.  Buyer may interview Tenant at the Property; provided, however, that Buyer must notify Seller by telephone or email at least forty-eight (48) hours in advance to inform Seller of Buyer’s intended meeting and to allow a representative of Seller the opportunity to attend such meeting.

6.1.3 If this Agreement is not terminated pursuant to the provisions of this Paragraph 6, then whether or not a Phase I environmental assessment has been undertaken with respect to the Property, Buyer shall be deemed to have agreed, in accordance with the provisions of Paragraph 16.1 below, to accept title to the Property subject to any Hazardous Material(s) discovered on the Property.  Buyer agrees that, without limiting any other provision of this Agreement, but subject to Paragraph 16.1 Seller shall be under no obligation to Buyer to remediate or remove any Hazardous Material(s) discovered on the Property as a result of the Inspection Work.

6.1.4 If the Close of Escrow shall not occur for any reason other than Seller’s default, Buyer shall:  (a) if requested by Seller, promptly deliver to Seller and without representation or warranty, the originals of all tests, reports and inspections of the Property (provided the same do not restrict such delivery to a third party) made and conducted by unrelated third parties for Buyer’s benefit that are in the possession or control of Buyer or Buyer’s Representatives, provided, that Seller reimburses Buyer for costs incurred by Buyer to obtain such third party reports, and (b) promptly return to Seller copies of all due diligence materials delivered by Seller to Buyer and shall destroy all copies and abstracts thereof.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to retain one copy of such information to the extent necessary in order to comply with any applicable laws or regulations, and shall only be required to use commercially reasonable efforts to return or destroy any materials stored electronically, and neither Buyer nor any other Buyer Parties shall be required to return or destroy any electronic copy of the materials created pursuant to Buyer’s standard electronic backup and archival procedures.

6.2 Buyer’s Entry on the Property

.  Buyer’s physical inspection of the Property shall be conducted by employees of Hines Interests Limited Partnership  and other Buyer’s Agents during normal business hours and/or at times mutually acceptable to Buyer and Seller (Seller hereby agreeing to authorize after hours inspections to the extent permitted by Tenant and Seller is given at least two (2) Business Day's advance notice thereof by telephone or email), and Seller shall have the right to be present during any entry onto the Property by Buyer or Buyer’s Agents.  All investigations made by Buyer will be at Buyer’s sole cost and expense and will be performed without causing any damage to the Property (inadvertent damage will be corrected by Buyer) or any interruption (other than minor interruptions caused by a walk through of the Property) in the business operations of Tenant at the Property and otherwise subject to Tenant’s rights under the Lease.  Buyer shall take all reasonable precautions to minimize the impact on the Property and Tenant, and if permission for testing is given by Seller, Buyer will restore the Property in a timely manner at Buyer’s sole cost to the condition that existed immediately prior to the Property investigations.  With respect to any invasive testing or borings of the Property, Buyer must obtain Seller’s advance written approval of the scope of such proposed activities, which approval may be withheld or conditioned in its sole and absolute discretion.  Buyer agrees that any such physical inspection of the Property shall be conducted and performed by Buyer and its Agents in a good and workmanlike manner, and Buyer shall be solely responsible for the prompt payment of all costs and expenses incurred in connection therewith, including, without limitation, all laboratory, installation, operating and capital costs, all insurance premiums, all consultants’ fees, all disposal costs and reasonable attorneys’ and experts’ fees.   The provisions of the Access and Indemnity Agreement among Seller, Buyer and Guarantor shall remain in full force and effect and is incorporated herein by this reference to the extent not inconsistent or less restrictive than with the terms of this Agreement.

6.3 Insurance

.  Prior to conducting any physical inspection or testing at the Property, including, without limitation, boring, drilling and sampling of soil, Buyer shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance (including contractual liability coverage provided under standard ISO coverage) and personal injury liability coverage, with Seller and its managing agent, if any, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than Three Million Dollars ($3,000,000) for any one occurrence and not less than Three Million Dollars ($3,000,000) for property damage liability for any one occurrence.  Prior to making any entry upon the Property, Buyer shall furnish to Seller a certificate of insurance evidencing the foregoing coverage.

6.4 Indemnification

.  Buyer shall protect, indemnify, defend (with counsel reasonably acceptable to Seller) and hold harmless Seller and the Seller Parties from and against, any and all Claims suffered or incurred by Seller or any Seller Parties arising directly or indirectly out of or as a consequence of any Inspection Work, or other activities conducted on, under or about the Property by Buyer or Buyer’s Agents.  The foregoing indemnification shall include, without limitation, the following:  (a) personal injury claims, (b) payment of liens or encumbrances (including, without limitation, mechanic’s or materialmen’s liens) filed or recorded against the Property as a consequence of the Inspection Work, or any other activities conducted on the Property by Buyer or Buyer’s Agents, (c) sums paid in settlement of Claims, (d) reasonable attorney’s fees, consulting fees and expert fees, (e) loss of use or damage to the Property as a result of any Inspection Work, or other activities conducted on, under or about the Property by Buyer or Buyer’s Agents, (f) loss of use or damage to the Property as a result of any Inspection Work, or other activities conducted on, under or about the Property by Buyer or Buyer’s Agents, (g) termination of or rental abatement under the Lease; and/or (h) Claims arising from any breach by Buyer or Buyer’s Agents of the terms, covenants or obligations to be performed or observed by Buyer and/or Buyer’s Agents under this Agreement; provided, however, that the foregoing indemnification shall not include any Claims to the extent resulting from (i) the negligence or willful misconduct of Seller, or (ii) the mere discovery of any pre-existing environmental condition (a “Pre-Existing Condition”), except to the extent such Pre-Existing Condition is exacerbated (other than by discovery) by any act or omission of Buyer or any of Buyer’s Agents.  Buyer’s indemnification obligations set forth in this Paragraph 6.4 shall survive any termination of this Agreement and Close of Escrow.  In addition, Buyer hereby forever and unconditionally waives, relinquishes, discharges and releases Seller and Seller Parties from any and all Claims incurred in the performance of the Inspection Work, or any other work undertaken by or on behalf of Buyer pursuant to this Agreement, except as a result of the negligence or willful misconduct of Seller and/or any Seller Parties.

6.5 Buyer’s Due Diligence Notice

.  Before the expiration of the Inspection Period, Buyer shall elect, in its sole and absolute discretion, either (a) to approve all matters relating to the Property, including, but not limited to, the physical condition of the Property and its condition or suitability for Buyer’s intended use or development, or (b) to terminate this Agreement.  Buyer shall make this election by giving written notice thereof to Seller and Escrow Holder (“Buyer’s Due Diligence Notice”) before the expiration of the Inspection Period.  If Buyer shall timely elect to terminate this Agreement as provided herein, this Agreement shall be terminated, the Deposit shall be paid to Buyer, each of Seller and Buyer shall bear one-half of any Escrow cancellation and similar fees, and the parties shall have no further rights or obligations under this Agreement, except for the Surviving Obligations.  If Buyer does not give Seller Buyer’s Due Diligence Notice before expiration of the Inspection Period, Buyer shall be deemed to have elected to terminate this Agreement.

6.6 Limitation on Seller’s Liability

.  Without limiting any other disclaimer or release of Seller liability under this Agreement, and except as provided otherwise in Paragraph 14, Buyer agrees that Seller shall not have any liability, obligation or responsibility of any kind with respect to any of the following:

6.6.1 the content or accuracy of any report, sample results study, opinion or conclusion of any soils, toxic, environmental or other engineer or other person or entity who has examined the Property or any aspect thereof;

6.6.2 the content or accuracy of any information disclosed to Buyer by any engineer or consultant (including any of Seller’s engineers or consultants), planner or other government employee in connection with Buyer’s review of the Property;

6.6.3 the availability of building or other permits or approvals for the Property by any state or local governmental bodies with jurisdiction over the Property;

6.6.4 the availability or capacity of sewer, water or other utility connections to the Property;

6.6.5 the content or accuracy of any materials and other information given to Buyer by Seller or reviewed by Buyer with respect to the Property; or

6.6.6 the timing or nature of development of other property in the vicinity of the Property.

7. Condition of Title

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7.1 Buyer’s Title Review

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7.1.1 Seller has delivered to Buyer a standard preliminary title report with respect to the Property, together with the underlying documents relating to the Schedule B exceptions set forth in such report (“Title Report”) and Seller’s most current survey ("Survey").  Buyer shall have the right, at its cost, to update the Survey.  Buyer shall have until the date that is five (5) Business Days prior to the expiration of the Inspection Period (the “Title Notice Date”) to give Seller written notice (“Buyer’s Title Notice”) of Buyer’s disapproval or conditional approval of any matters shown in the Title Report or on the Survey other than the Permitted Encumbrances described in 8.1.1(a)-(d) (the “Unacceptable Encumbrances”).  The failure of Buyer to give Buyer’s Title Notice on or before the Title Notice Date shall be conclusively deemed to constitute Buyer’s approval of the condition of title to the Property.  Notwithstanding anything contained herein to the contrary, Buyer shall not be required to object to, and Seller shall cause to be removed as an exception from the Title Policy, all Voluntary Monetary Liens.

7.1.2 If Buyer disapproves or conditionally approves in writing any matter of title shown in the Title Report, then Seller may, but shall have no obligation to, within three (3) Business Days following its receipt of Buyer’s Title Notice, elect to eliminate or ameliorate to Buyer’s satisfaction the Unacceptable Encumbrances by giving Buyer written notice (“Seller’s Title Notice”) of those Unacceptable Encumbrances, if any, which Seller agrees to so eliminate or ameliorate by the Closing Date; provided, however, that Seller shall have no obligation to pay any consideration or incur any liability in order to eliminate or ameliorate such Unacceptable Encumbrances other than Voluntary Monetary Liens and provided Buyer shall have the right to approve, which approval shall not be unreasonably withheld, all endorsements issued by the applicable title insurer.

7.1.3 If Seller does not elect to eliminate or ameliorate all of the Unacceptable Encumbrances, or if Buyer disapproves Seller’s Title Notice, or if Seller fails to timely deliver Seller’s Title Notice, then Buyer shall have the right, upon delivery of written notice to Seller and Escrow Holder on or before the expiration of the Inspection Period, either to: (a) waive its prior disapproval, in which event the Unacceptable Encumbrances shall be deemed unconditionally approved without any credit or offset to the Purchase Price, subject to any cure obligations expressly undertaken by Seller in the Seller’s Title Notice; or (b) terminate this Agreement and the Escrow, in which event the Deposit shall be disbursed to Buyer, Buyer and Seller shall each pay one-half (1/2) of all Escrow cancellation and similar fees and the parties shall have no further rights or obligations under this Agreement, except for the Surviving Obligations.  Failure to take either one of the actions described in clauses (a) and (b) above shall be deemed to be Buyer’s election to take the action described in clause (a) above.  For avoidance of doubt, if this Agreement remains in effect following the expiration of the Inspection Period, then the Unacceptable Encumbrances shall thereafter consist of and mean only those objections which Seller has cured or committed to endeavor to cure and any Voluntary Monetary Liens, and all other matters shown on the Title Report (including, without limitation, any matters as to which Buyer objected but Seller elected not to cure) shall be deemed to be Permitted Encumbrances and any prior objections by Buyer with respect thereto shall be deemed waived.  If, in Seller’s Title Notice, Seller has agreed to either eliminate or ameliorate to Buyer’s satisfaction by the Closing Date certain Unacceptable Encumbrances described in Buyer’s Title Notice (other than Voluntary Monetary Loans, which Seller shall be obligated to remove in all events), but Seller is unable to do so, then Buyer shall have the right (which shall be Buyer’s sole and exclusive right or remedy for such failure), upon delivery to Seller and Escrow Holder on or before the Closing Date of a written notice to either:  (i) waive its prior disapproval, in which event such Unacceptable Encumbrances shall be deemed unconditionally approved without any credit or offset to the Purchase Price; or (ii) terminate this Agreement and the Escrow, in which event (A) the Deposit shall be disbursed returned to Buyer, (B) Seller shall bear all Escrow cancellation and similar fees, and (C) the parties shall have no further rights or obligations under this Agreement, except for the Surviving Obligations.  Notwithstanding the previous sentence, if Seller’s Title Notice provides that Seller will attempt to (as opposed to commit to) eliminate or ameliorate the Unacceptable Encumbrances and Seller is thereafter unable to do so, then the Deposit shall be disbursed Buyer and the parties shall each pay one half (1/2) of all Escrow cancellation and similar fees.  Failure to take either one of the actions described in clauses (i) and (ii) above shall be deemed to be Buyer’s election to take the action described in clause (ii) above.

7.1.4 If the Title Report is amended or supplemented by the Title Company to include exceptions that did not appear on the Title Report delivered to Buyer and which are not expressly permitted under Paragraph 5.1 above, then Buyer shall have until the later of the last day of the Inspection Period or five (5) Business Days following Buyer’s receipt of any such amended or supplemented Title Report to notify Seller of any disapproved item disclosed in the amended or supplemented Title Report.  If Seller is unwilling to commit to remove any of the exceptions objected to by Buyer prior to the Close of Escrow which materially and adversely affect the Lease or the use of the Property, then Buyer may terminate this Agreement by delivering notice thereof in writing to Seller by the earlier to occur of (a) the Scheduled Closing Date, or (b) five (5) Business Days after Seller’s written notice to Buyer of Seller’s unwillingness to eliminate one or more of such title exceptions.  If Buyer terminates this Agreement pursuant to its rights set forth in the preceding sentence, the Deposit shall be disbursed to Buyer and neither party shall have any further obligations under this Agreement except for the Surviving Obligations; provided, however, that if the new title matter was executed by Seller in violation of this Agreement, Seller shall pay to Buyer an amount equal to the Reimbursable Expenses.

7.2 Title Policy

.  As provided in Paragraph 8.1.1, Buyer’s obligation to purchase the Property on the Closing Date is subject to the willingness of the Title Company to issue an ALTA extended coverage policy of title insurance in the current form of the Title Company and in the amount of the Purchase Price (the “Title Policy”) showing title to the Property vested in Buyer subject only to the Permitted Encumbrances.  Buyer shall pay any endorsement fees and survey fees incurred in connection with the issuance of the Title Policy.

8. Conditions to Close of Escrow

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8.1 Conditions to Buyer’s Obligations

.  Buyer’s obligation to purchase the Property is subject to the satisfaction of the following conditions for Buyer’s benefit (or Buyer’s waiver thereof, it being agreed that Buyer may waive any or all of such conditions) on or before the dates designated below for the satisfaction of such conditions:

8.1.1 Title Condition

.  The Title Company shall be prepared to issue at the Close of Escrow, upon payment of the premium therefor, the Title Policy, containing such endorsements as the Title Company shall agree to issue prior to expiration of the Inspection Period (without any unsatisfied Schedule B-2 requirement relating to such endorsements other than Seller’s delivery of the Owner’s Affidavit), subject only to the printed exclusions in the policy jacket, the title matters approved or deemed approved by Buyer pursuant to Paragraph 7.1 and the following additional title exceptions (collectively, the “Permitted Encumbrances”):

(a) a lien to secure payment of general and special real property taxes and assessments required pursuant to any Mello-Roos District, including the CFDs, not delinquent, and the lien, if any, to secure payment of assessments, not delinquent, under the Development Entitlements, in each case to the extent shown on the Title Report;

(b) the lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code;

(c) matters affecting title to the Property created by or with the written consent of Buyer, including, without limitation, any Development Easements; and

(d) all items which would be disclosed by an accurate, updated ALTA/ACSM Survey of the Property or a physical inspection of the Property.

8.1.2 Estoppel Certificate

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(a) On or prior to the Close of Escrow, Buyer shall have received an Estoppel Certificate, executed by Tenant, substantially and materially in the form of the estoppel certificate attached hereto as Exhibit P (the “Estoppel Certificate”), which Estoppel Certificate shall be dated within forty-five (45) days of the Close of Escrow; provided that, if, after receiving the form of the Estoppel Certificate attached hereto, Tenant instead delivers a different or modified estoppel that includes the items required to be covered in any estoppel certificate delivered by Tenant pursuant to the Lease, such estoppel certificate shall qualify as an “Estoppel Certificate” and shall satisfy the foregoing condition as long as the Estoppel Certificate delivered by Tenant does not disclose any material default under the Lease by Seller.

(b) On or prior to the Close of Escrow, Buyer shall have received an estoppel certificate from the Garage Owner (as such term is defined in the Parking Structure Easement Agreement) that is not Seller, substantially and materially in the form of the estoppel certificate required under the Parking Structure Easement Agreement (each, a “Parking Estoppel”), which Parking Estoppels shall be dated within forty-five (45) days of the Close of Escrow and include clauses (i) and (ii) below.  Notwithstanding anything to the contrary contained in this Agreement, for any Parking Estoppel not obtained prior to the Close of Escrow, Seller may cause this condition to be satisfied by delivering a representation letter, executed by Seller, certifying that to Seller’s Actual Knowledge, (i) there have been no amendments or modifications to the Parking Structure Easement Agreement and (ii) there are no material defaults by Seller under the Parking Structure Easement Agreement.  Seller’s liability under any such representation letter shall be subject to the aggregate liability limit set forth in Paragraph 18.2 and shall expire and be of no further force or effect on the earlier of (i) the expiration of the Limitation Period, and (ii) the date that Buyer receives the missing Parking Estoppel, provided that such Parking Estoppel does not contain adverse information inconsistent with Seller’s representation letter.

8.1.3 Seller’s Downdated Representations and Warranties

. The Seller Representations in Paragraphs 14.1, 14.2. 14.3.1, 14.3.2. 14.3.5. 14.6, 14.7, 14.9, 14.10 and 14.11 shall be true and correct in all material respects as though remade effective as of the Scheduled Closing Date

8.1.4 No Material Adverse Change

.  There shall not have occurred any Material Adverse Change as of the Scheduled Closing Date, subject to extension as provided in Paragraph 28 below.

8.1.5 Seller’s Obligations

.  As of the Close of Escrow, Seller shall have performed in all material respects all of the obligations required to be performed by Seller under this Agreement prior to the Scheduled Closing Date, subject to extension as provided in Paragraph 28 below.

8.1.6 Assignment Agreement

.  Receipt by Escrow Holder of the Assignment Agreement, duly executed by the Redevelopment Agency.

8.1.7 Tenant and Lease

.  The Lease shall be in full force and effect, and Tenant shall not be in default due to its failure to pay base rent, tax, insurance and expense reimbursements due under the Lease; provided, that Tenant’s challenge to taxes, insurance and other expense pass through charged by Seller shall not constitute a default by Tenant as long as Tenant has disputed such charged billed to Tenant in accordance with the dispute procedures set forth in the Lease.

8.2 Conditions to Seller’s Obligations

.  Seller’s obligation to consummate the transaction contemplated by this Agreement is subject to satisfaction of the following conditions for Seller’s benefit (or Seller’s waiver thereof, it being agreed that Seller may waive any or all of such conditions):

8.2.1 Buyer’s Obligations

.  Buyer shall have delivered the funds required hereunder and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by Buyer at or before the Close of Escrow.

8.2.2 Certification of Representations

.  Buyer shall have certified to Seller (“Buyer’s Certificate”) that its representations and warranties in Paragraph 15 are true and correct as of the Close of Escrow as though originally made as of the date of the Buyer’s Certificate.

8.2.3 Assignment Agreement

.  Receipt by Escrow Holder of the Assignment Agreement, duly executed by the Redevelopment Agency.

8.3 Failure of Conditions

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8.3.1 Failure of Buyer’s Conditions

.  If any one or more of the conditions to Buyer’s obligations, as set forth in Paragraph 8.1 or elsewhere in this Agreement, is not either fully performed, satisfied or waived in writing on or before the Scheduled Closing Date (including any extension of the same as provided in Paragraph 8.3.3 below), then Buyer may elect, by written notice to Seller and Escrow Holder, to terminate this Agreement, in which event the Deposit shall be disbursed as provided in Paragraph 3.1.2(b), each party shall bear one-half (1/2) of all Escrow cancellation and similar fees (except to the extent expressly provided in this Agreement to the contrary) and the parties shall have no further rights or obligations under this Agreement, except for the Surviving Obligations.  Nothing in this Paragraph shall be construed to limit any of Buyer’s rights or remedies under Paragraph 18 in the event of a default by Seller hereunder, including any failure of a condition due to Seller's default hereunder.

8.3.2 Failure of Seller’s Conditions

.  If any one or more of the conditions to Seller’s obligations, as set forth in Paragraph 8.2 or elsewhere in this Agreement, is not either fully performed, satisfied or waived in writing on or before the Scheduled Closing Date (including any extension of the same as provided in Paragraph 8.3.3 below), then Seller may elect, by written notice to Buyer and Escrow Holder, to terminate this Agreement, in which event the Deposit shall be disbursed to Buyer, each party shall bear one-half (1/2) of all Escrow cancellation and similar fees (except to the extent expressly provided in this Agreement to the contrary) and the parties shall have no further rights or obligations under this Agreement, except for the Surviving Obligations.  Nothing in this Paragraph shall be construed to limit any of Seller’s rights or remedies under Paragraph 17 in the event of a default by Buyer or failing to purchase the Property.

8.3.3 Extension of Scheduled Closing Date

.  If the conditions set forth in Paragraph 8.1 or Paragraph  8.2 above are not satisfied as of the Scheduled Closing Date, either Buyer or Seller, whichever party is the party whose conditions were not satisfied, may, by written notice to the other, extend the Scheduled Closing Date and the Outside Closing Date until October 1, 2012 as to all conditions.

9. Deposits by Seller

.  At least one (1) Business Day before the Close of Escrow, Seller shall deposit or cause to be deposited with Escrow Holder the following documents and instruments:

9.1 Grant Deed

.  One (1) original counterpart of the Grant Deed, duly executed by Seller and acknowledged.

9.2 Assignment Agreement

.  Four (4) original counterparts of the Assignment Agreement, duly executed by Seller and acknowledged.

9.3 Assignment of Lease

.  Two (2) original counterparts of the Assignment of Lease, duly executed by Seller.

9.4 Assignment of Contracts

.  Two (2) original counterparts of the Assignment of Contracts, duly executed by Seller.

9.5 General Assignment

.  Two (2) original counterparts of the General Assignment, duly executed by Seller.

9.6 Assignment of Successor Project Labor Agreement

.  Two (2) original counterparts of the Assignment of Successor Project Labor Agreement, duly executed by Seller.

9.7 Assignment of Tax Payment Agreement

.  Three (3) original counterparts of the Assignment of Tax Payment Agreement, duly executed by Seller and acknowledged.

9.8 Bill of Sale

.  A Bill of Sale, duly executed by Seller.

9.9 California Affidavit

.  A California Affidavit, duly executed by Seller.

9.10 FIRPTA Certificate

.  A FIRPTA Certificate, duly executed by Seller’s owner.

9.11 Tenant Notice

.  The Tenant Notice, duly executed by Seller.

9.12 Other Instruments

.  Such other instruments and documents as are required by the terms of this Agreement, including any transfer tax affidavits and the Owner’s Affidavit in the form of Exhibit Q (“Owner’s Affidavit”).

10. Deposits by Buyer

.  Buyer shall deposit or cause to be deposited with Escrow Holder the Deposit, which is to be applied towards the payment of the Purchase Price, and the balance of the Purchase Price, in Immediately Available Funds, in the amounts and at the times set forth in Paragraph 3.  In addition, Buyer shall deposit with Escrow Holder at least one (1) Business Day before the Close of Escrow such other documents and instruments as are required pursuant to this Agreement, including, without limitation, the following:

10.1 Grant Deed

.  One (1) original counterpart of the Grant Deed, duly executed by Buyer and acknowledged.

10.2 Assignment Agreement

.  Four (4) original counterparts of the Assignment Agreement, duly executed by Buyer and acknowledged.

10.3 Assignment of Lease

.  Two (2) original counterparts of the Assignment of Lease, duly executed by Buyer.

10.4 Assignment of Contracts

.  Two (2) original counterparts of the Assignment of Contracts, duly executed by Buyer.

10.5 General Assignment

.  Two (2) original counterparts of the General Assignment, duly executed by Buyer.

10.6 Assignment of Successor Project Labor Agreement

.  Two (2) original counterparts of the Agreement Regarding Successor Project Labor Agreement, duly executed by Buyer.

10.7 Assignment of Tax Payment Agreement

.  Three (3) original counterparts of the Assignment of Tax Payment Agreement, duly executed by Buyer and acknowledged.

10.8 Tax Allocation Debt Promissory Note

.  Four (4) duplicate originals of the Tax Allocation Debt Promissory Note.

10.9 Buyer’s Certificate

.  The Buyer’s Certificate, duly executed by Buyer.

10.10 Other Instruments

.  Such other instruments and documents as are required by the terms of this Agreement.

11. Costs and Expenses

.  The cost of the Title Policy shall be paid by Seller, and the cost of any endorsements to the Title Policy shall be paid by Buyer.  The escrow fee of Escrow Holder shall be divided equally between Seller and Buyer.  Seller shall pay all documentary transfer taxes payable in connection with the recordation of the Grant Deed.  Buyer shall pay all recording fees.  Each of Seller and Buyer shall pay the fees of its own counsel, subject to Seller’s obligation to pay to Buyer certain Reimbursable Expenses when specifically provided in this Agreement.  Except as otherwise expressly provided in this Agreement, if, as a result of no fault of Buyer or Seller, Escrow fails to close, Buyer and Seller shall share equally all of Escrow Holder’s cancellation and similar fees as a result of such termination.

12. Prorations

.  Upon the Close of Escrow, the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Seller before the Closing Date and being borne by Buyer from and after (and including) the Closing Date:  rent and other income and rents; pre-paid rent; fees and assessments; prepaid expenses and obligations under Service Contracts that are not terminated upon the Close of Escrow; accrued operating expenses; real and personal ad valorem taxes and assessments and all other charges included on any tax bill from the applicable tax assessor’s office; and any assessments by private covenant for the then-current calendar year of the Close of Escrow.  Specifically, but without limitation, the following shall apply to such prorations:

12.1 Taxes and Assessments

.  Real and personal property taxes and taxes and assessments pursuant to any Mello-Roos District affecting the Property (including the CFDs) shall be prorated on the basis that Seller is responsible for (a) all such taxes for the fiscal year of the applicable taxing authorities occurring before the Current Tax Period, and (b) that portion of such taxes for the Current Tax Period determined on the basis of the number of days that have elapsed from the first day of the Current Tax Period to the Closing Date, inclusive, whether or not the same shall be payable before the Close of Escrow.  If as of the Close of Escrow the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated cannot be ascertained, then rates and assessed valuation of the previous year, with known changes, shall be used, and when the actual amount of taxes and assessments for the year or years in question shall be determinable, then such taxes and assessments will be re-prorated between the parties to reflect the actual amount of such taxes and assessments.  Notwithstanding the foregoing, to the extent Tenant is responsible for reimbursement or payment of such taxes and assessments pursuant to the Lease, the amount payable by the Tenant in excess of base year taxes shall not be prorated except to the extent that Seller has received estimated payments and has not yet applied the same to the tax or assessment to which Tenant’s reimbursement or payment is attributed.

12.2 Utilities

.  To the extent utilities are not maintained in Tenant’s name, Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary post deposits with the utility companies.  In such case, Seller shall endeavor to have all utility meters read as of the Closing Date.  Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date or, at Seller’s option, to the extent transferable and refundable to Buyer, take a credit for same on the closing statement described in Paragraph 12.4.

12.3 Tenant Receivables

.  Rent received by Seller prior to the Closing Date, including any amounts payable for operating expenses and taxes, that applies to the period of time after the Closing Date shall be paid to Buyer at the Close of Escrow.  Rent due from Tenant under the Lease and operating expenses, taxes and/or other amounts payable by Tenant under the Lease but not yet received as of the Closing Date (collectively, “Tenant Receivables”) shall not be prorated at the Close of Escrow, but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

12.3.1 Buyer shall apply rent and other income and payments received from Tenant under the Lease after the Close of Escrow in the following order of priority:  (a) first, to the Buyer’s reasonable costs of collection; (b) second, to payment of Tenant Receivables first coming due after the Close of Escrow and applicable to the period of time after the Close of Escrow, which amount shall be retained by Buyer; (c) third, to the payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Buyer and Seller as of the Closing Date as set forth in Paragraph 12 (with Seller’s portion thereof to be delivered to Seller);; (d) fourth, to payment of Tenant Receivables first coming due after the Close of Escrow but applicable to the period of time before the Close of Escrow, including, without limitation, the Tenant Receivables described in Paragraph 12.3.2 (“Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (e) thereafter, to delinquent Tenant Receivables which were due and payable as of the Close of Escrow but not collected by Seller as of the Close of Escrow (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller.  Notwithstanding the foregoing, at any time from and after the date that is ninety (90) days after the Close of Escrow, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables without prejudice to Seller’s rights or Buyer’s obligations hereunder; provided, however, Seller shall have no right to terminate or cancel the Lease or to cause Tenant to be evicted or to exercise any other “landlord” remedy (as set forth in the Lease) against Tenant other than to sue for collection.  Any sums received by Buyer to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Buyer shall remit to Seller any such sums received by Buyer to which Seller is entitled within ten (10) Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any.  If Seller receives any amounts after the Close of Escrow which are attributable, in whole or in part, to any period after the Closing Date, then Seller shall remit to Buyer that portion of the monies so received by Seller to which Buyer is entitled within ten (10) Business Days after receipt thereof.  With respect to Unbilled Tenant Receivables, Buyer covenants and agrees to (i) bill the same when billable (based on information furnished by Seller), and (ii) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due.

12.3.2 Without limiting the generality of Paragraph 12.3.1(b), if the final reconciliation or determination of operating expenses and/or taxes due under the Lease shows that a net amount is owed by Seller to Buyer (i.e., Seller collected an amount greater than the amounts incurred through the Close of Escrow), Buyer’s pro rata portion shall be paid by Seller to Buyer within ten (10) Business Days of such final determination under the Lease.  If the final determination of operating expenses and/or taxes due under the Lease shows that a net amount is owed by Buyer to Seller (i.e., Seller collected an amount less than the amounts incurred through the Close of Escrow), Buyer shall, within ten (10) Business Days of such final determination, remit to Seller, Seller’s portion of operating expenses and/or taxes for the period up to and including the Closing Date, if, as and when received.  A preliminary adjustment will be made at the Close of Escrow.  Buyer agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid.

12.4 Escrow Statement

.  At least two (2) Business Days before the Close of Escrow, the parties hereto shall make a good faith effort to each agree upon all of the prorations to be made and submit a statement to the Escrow Holder (or sign a statement prepared by Escrow Holder) setting forth such prorations.  If any prorations, apportionments or computations made under this Paragraph 12 shall require final adjustment, then the parties hereto shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same.  Any corrected adjustment or proration will be paid in cash to the party entitled thereto.

12.5 Survival

.  The provisions of this Paragraph 12 shall survive the Close of Escrow.

13. Disbursements and Other Actions by Escrow Holder

.  Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated:

13.1 Prorations

.  Prorate all matters referenced in Paragraph 12 based upon the statement delivered into Escrow signed by each of the parties.

13.2 Recording

.  Cause the Grant Deed, the Assignment Agreement, the Assignment of Tax Payment Agreement and any other documents that the parties hereto may mutually direct to be recorded in the Official Records and conformed copies thereof, showing all recording information, to be delivered to Buyer and Seller.

13.3 Funds

.  Disburse from funds deposited by Buyer with Escrow Holder as follows: (a) first, deduct all items chargeable to the account of Seller pursuant to this Agreement or as directed by Seller; (b) next, disburse the balance of the Purchase Price and any additional amounts owed to Seller under this Agreement to or as directed by Seller by wire transfer in accordance with instructions received from Seller; and (c) next, disburse the remaining balance of the funds, if any, to Buyer.

13.4 Title Policy

.  Direct the Title Company to issue the Title Policy to Buyer.

13.5 Documents to Seller

.  Deliver to Seller three (3) fully executed originals of the Assignment Agreement, one (1) fully executed original Assignment of Lease, one (1) fully executed original Assignment of Contracts, one (1) fully executed original General Assignment, one (1) fully executed original Assignment of Successor Project Labor Agreement, one (1) fully executed original Assignment of Tax Payment Agreement, one (1) copy of the Bill of Sale, one (1) copy of the California Affidavit, one (1) copy of the FIRPTA Certificate, one (1) copy of the Tenant Notice, four (4) originals of the Tax Allocation Debt Promissory Note, one (1) fully executed original of the Buyer’s Certificate and any other documents to be delivered to Seller hereunder.

13.6 Documents to Buyer

.  Deliver to Buyer one (1) fully executed original of the Assignment Agreement, one (1) fully executed original Assignment of Lease, one (1) fully executed original Assignment of Contracts, one (1) fully executed original General Assignment, one (1) fully executed original Assignment of Successor Project Labor Agreement, one (1) fully executed Assignment of Tax Payment Agreement, the original Bill of Sale, one (1) copy of the California Affidavit, one (1) copy of the FIRPTA Certificate, the original Tenant Notice, one (1) copy of the Tax Allocation Debt Promissory Note, and one (1) copy of the Buyer’s Certificate and any other documents to be delivered to Buyer hereunder.

14. Seller’s Representations and Warranties

.  Seller hereby represents and warrants to Buyer as of the date hereof (each a “Seller Representation” and collectively the “Seller Representations”):

14.1 Formation

.  Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

14.2 Authority

.  Seller has full power and authority to enter into and perform this Agreement in accordance with its terms.  This Agreement and all documents executed by Seller which are to be delivered to Buyer at the Close of Escrow are, and at the time of the Close of Escrow will be, duly authorized, executed and delivered by Seller, and at the time of the Close of Escrow will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, do not and, at the time of the Close of Escrow will not, violate any provision of any agreement or judicial order to which Seller or the Property is subject.

14.3 Lease

.

14.3.1 Seller has delivered to Buyer, or made available to Buyer for review, a true and complete copy of the Lease (and all amendments thereto) as maintained by Seller in its files and used by Seller in connection with its ownership, management and operation of the Property, and, to Seller’s Actual Knowledge, the same represents a true and complete copy of the Lease.

14.3.2 Seller has not received any written notices from Tenant asserting that Seller is in default in any material respects under the Lease (other than defaults that have been cured).

14.3.3 Seller has not given any written notices to Tenant asserting that Tenant is in default in any material respect under the Lease (other than defaults that have been cured).

14.3.4 To Seller’s Actual Knowledge, Tenant is not in material default under the Lease.

14.3.5 Seller has not entered into an agreement that will be binding on Buyer that provides for the payment of any commissions, finder’s fees or other compensation to any broker or any other person or entity with respect to the Lease.

14.4 Service Contracts

.  Exhibit B is a true, correct and complete list of the Service Contracts in effect as of the date hereof which are not intended to be terminated as of the Close of Escrow and Seller has delivered to Buyer, or made available to Buyer for review, true and complete copies of all Service Contracts, set forth on Schedule B.  To Seller’s Actual Knowledge, Seller is in compliance with all of the Service Contracts in all material respects.

14.5 Actions

.  There is no action, suit, litigation, hearing or administrative proceeding pending against Seller or, to Seller’s Actual Knowledge, threatened with respect to all or any portion of the Property in each case which is not or would not be covered by insurance.

14.6 OFAC

.  Seller is not an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S.  Person”) is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S.  Persons may not transact business or must limit their interactions to types approved by OFAC [“Specially Designated Nationals and Blocked Persons”]) or otherwise.

14.7 ERISA

.  Neither Seller nor the Property constitutes either (a) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (b) a “plan” as defined in Section 4975(a) of Internal Revenue Code (“Code”) (the plans described in subparagraphs (a) and (b) being collectively referred to as a “Plan”).

14.8 No Violations

.  To Seller’s Actual Knowledge, except for any violations cured on or before the Effective Date, Seller has not received written notice of the violation of any law, ordinance, rule, regulation or order applicable to the Property relating to safety, health, building, fire, zoning, or Hazardous Materials during Seller’s period of ownership.

14.9 Contracts

.  To Seller’s Actual Knowledge, there are no service, maintenance or management contracts or similar agreements to which Seller is a party and that would be binding on Buyer or the Property after the Close of Escrow, except for the agreements to be assumed by Buyer at the Close of Escrow pursuant to this Agreement and described on Schedule B.

14.10 Bankruptcy

.  Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

14.11 Employees

.  There are no employees of Seller engaged in the operation, management or maintenance of the Property.  Seller is not a party to any collective bargaining agreement or employment agreement with respect to the Property.

Any and all uses of the phrase “to Seller’s Actual Knowledge” or other references to Seller’s knowledge in this Agreement shall mean the actual, present, conscious knowledge of David Wall and Doug Baker (collectively, the “Seller Knowledge Individuals”) as to a fact at the time given (including at the time of any updates made after the Effective Date) without any investigation or inquiry.  Without limiting the foregoing, Buyer acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement.  Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals.

The Seller Representations and Seller’s Surviving Covenants shall survive the Close of Escrow for nine (9) months (the “Limitation Period”).  Additionally, Excluded Environmental Claims are subject to, and must be brought within, the Limitation Period, and Buyer shall not have, and hereby waives, the right to bring any such claims after the expiration of the Limitation Period.  Each such Seller Representation and Seller’s Surviving Covenants shall automatically be null and void and of no further force and effect on the nine (9) month anniversary of the Closing Date unless, prior to such nine (9) month anniversary, Buyer shall have provided Seller with a notice alleging that Seller is in breach of such Seller Representation or Seller’s Surviving Covenants and specifying in reasonable detail the nature of such breach.  Buyer shall allow Seller thirty (30) days after its notice within which to cure such breach or if such breach cannot be cured within such thirty (30) day period, and Seller notifies Buyer it wishes to extend its cure period (the “Cure Extension Notice”), such additional reasonable period of time as is required to cure the same (not to exceed ninety (90) days in the aggregate) (the “Outside Cure Date”) so long as such cure has been commenced within such thirty (30) day period and is being diligently pursued to completion.  If Seller fails to cure such breach (including payment of all actual Damages (defined below) suffered by Buyer) after written notice thereof, Buyer’s sole remedy (subject to Paragraph 18.2) shall be to commence a legal proceeding against Seller alleging that Seller shall be in breach of such representation or warranty or in breach of Seller’s Surviving Covenants and that Buyer shall have suffered actual damages as a result thereof (a “Proceeding”), which Proceeding must be commenced, if at all, within sixty (60) days after the expiration of the Limitation Period; provided, however, that if Buyer gives Seller written notice of such a breach within the Limitation Period, and Seller subsequently sends a Cure Extension Notice, then Buyer shall have until the date which is thirty (30) days after the Outside Cure Date to commence such Proceeding.  If Buyer shall have timely commenced a Proceeding and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (1) Seller breached the applicable Seller Representation or the applicable Seller’s Surviving Covenants, (2) Buyer suffered actual damages (the “Damages”) by reason of such breach, and (3) Buyer did not have actual knowledge of such breach on or prior to the Close of Escrow, then Buyer shall be entitled to receive an amount equal to the Damages subject to the limitations contained in this Agreement.  Any such Damages, subject to the limitations contained in this Agreement, shall be paid within thirty (30) days following the entry of such final, non-appealable order and delivery of a copy thereof to Seller.  After Close of Escrow and prior to December 31, 2012, Seller shall maintain a liquid net worth of $5,000,000.  On or after December 31, 2012, Seller may distribute any remaining net sales proceeds or other assets of Seller to its investors, as long as Seller maintains, for the remainder of the Limitation Period, a liquid net worth equal to the lesser of (i) $5,000,000, or (ii) an amount determined by Seller, in good faith, sufficient to satisfy any written claim of breach delivered by Buyer to Seller pursuant to Article 14 above.  In no event shall Damages include, or Buyer be entitled to recover, consequential or punitive damages under any circumstances.

The Seller Representations are subject to the following limitations:  (i) subject to Paragraph 8.1.7, Seller does not represent or warrant that the Lease or any particular Service Contract will be in force or effect as of the Close of Escrow or that Tenant or the contractors thereunder, as applicable, will not be in default thereunder, and (ii) to the extent that Seller has delivered to Buyer any leases, contracts or other information with respect to the Property at any time prior to Buyer’s delivery of a Buyer’s Due Diligence Notice, and such leases, contracts or other information contain provisions inconsistent with any of such representations and warranties, then such representations and warranties shall be deemed modified to conform to such provisions, and (iii) Seller shall not be deemed in breach of its representations and warranties contained in Paragraph 14.4 if Buyer does not assume responsibility for the Service Contract(s) which violate(s) such representations and warranties and neither Buyer nor the Property would otherwise be bound thereby.

15. Buyer’s Representations and Warranties

.  Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow as follows:

15.1 Formation

.  Buyer is a limited partnership, duly organized and existing in good standing under the laws of the State of Delaware.

15.2 Authority

.  Buyer has full power and authority to enter into and perform this Agreement in accordance with its terms.  This Agreement and all documents executed by Buyer which are to be delivered to Seller at the Close of Escrow are, and at the time of the Close of Escrow will be, duly authorized, executed and delivered by Buyer and are, and at the time of the Close of Escrow will be the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

15.3 Not Tax-Exempt

.  Buyer is not a tax-exempt entity.

15.4 OFAC

.  Buyer is not a Person with whom a U.S.  Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

15.5 ERISA

.  Buyer is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of ERISA), or, if plan assets will be used to acquire the Property, Buyer will deliver to Seller at the Close of Escrow a certificate containing such factual representations as shall permit Seller and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement.  Buyer is not a “party in interest” within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Seller.

16. Buyer Acknowledgements

.

16.1 Condition of Property

.

16.1.1 Buyer acknowledges and agrees that it is purchasing the Property based upon Buyer’s inspection and investigation of the Property, all physical, legal, entitlement and economic aspects of the Property, and all documents related thereto, or its opportunity to do so, including, without limitation, review of the financial information, the Lease (and the rights of Tenant thereunder), building permits, certificates of occupancy, environmental audits and assessments, toxic reports, surveys, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by any Governmental Authority, agreements with associations affecting or concerning the Property, the condition of title, soils and geological reports, engineering and structural tests, insurance contracts, contracts for work in progress, marketing studies, cost-to-complete studies, governmental agreements and approvals, architectural plans and site plans, and, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER, BUYER IS PURCHASING THE PROPERTY IN AN “AS IS, WHERE IS” PHYSICAL CONDITION AND IN AN “AS IS” STATE OF REPAIR, WITH ALL FAULTS, without relying upon any representations or warranties, express, implied or statutory, of any kind, except as expressly set forth in Paragraph 14 and in the documents executed and delivered at the Close of Escrow ("Closing Documents").  Without limiting the above, Buyer acknowledges that neither Seller, except as expressly set forth in Paragraph 14 or in the Closing Documents, nor any other party has made any representations or warranties, statements or promises, express or implied, to Buyer or anyone acting on behalf of Buyer on which Buyer is relying as to any matters, directly or indirectly, concerning the Property or the condition, use or development thereof, including, but not limited to, the Land, the Improvements, the Lease, infrastructure, if any, development rights and exactions, expenses associated with the Property, taxes, assessments, bonds, permissible uses, title exceptions, water or water rights, topography, utilities, zoning of the Property, soil, subsoil, architectural plans, site plans, the purposes for which the Property is to be used, drainage, environmental or building laws, rules or regulations, Hazardous Material or any other matters affecting or relating to the Property.  The closing of the purchase of the Property by Buyer hereunder shall be conclusive evidence that (a) Buyer has fully and completely inspected (or has caused to be fully and completely inspected) the Property, and (b) Buyer accepts the Property as being in good and satisfactory condition and suitable for Buyer’s purposes.

16.1.2 Buyer shall perform and rely upon its own investigation concerning its intended use of the Property, the Property’s fitness therefor, and the availability of such intended use under Applicable Laws.  Buyer further acknowledges and agrees that Seller’s cooperation with Buyer in connection with Buyer’s due diligence review of the Property, whether by providing the Title Report, environmental and other reports, the Development Entitlements and other documents, or permitting inspection of the Property, shall not be construed as any warranty or representation, express or implied, of any kind with respect to the Property, or with respect to the accuracy, completeness, or relevancy of any such documents except as specifically provided in Paragraph 14 above or in the Closing Documents.

16.1.3 Without limiting the generality of the foregoing, except with respect to Claims arising out of a breach of Seller’s Warranties or Seller’s Surviving Covenants or the Closing Documents, Buyer, for itself and, to the maximum extent permitted by Applicable Laws, on behalf of its Transferees with respect to all or a part of the Property, hereby expressly waives, releases and relinquishes any and all Claims that Buyer or such Transferees may now or hereafter have against any Seller Party, and their respective successors and assigns, whether known or unknown, arising from or related to the condition or use of the Property or under the Lease (including, without limitation, any construction defects, errors or omissions on or in the Property, the presence of Hazardous Materials or other toxic substances or any other conditions (whether patent, latent or otherwise) affecting the Property, or any other law or regulation applicable thereto, or the valuation, salability, utility or suitability of the Property), with respect to any past, present or future presence or existence of Hazardous Material at, on, about, under or within any part of the Property, or with respect to any past, present or future violations of any Applicable Laws, now or hereafter enacted, regulating or governing the use, handling, storage, release or disposal of Hazardous Material at, on, about, under or within any part of the Property, including, without limitation, (a) any and all rights Buyer or such Transferees may now or hereafter have to seek contribution from Seller under Section 113(f)(i) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A.  §9613), as the same may be further amended or replaced by any similar law, rule or regulation, (b) any and all rights Buyer or such Transferees may now or hereafter have against Seller under the Carpenter-Presley-Tanner Hazardous Substances Account Act (California Health and Safety Code, Section 25300 et seq.), as the same may be further amended or replaced by any similar law, rule or regulation, (c) any and all Claims, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C.A.  §9607), and (d) any and all Claims, whether known or unknown, based on nuisance, trespass or any other common law or statutory provisions.  Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action.

SUBJECT TO THE LIMITATIONS SET FORTH IN PARAGRAPHS 14 AND 18.2, THE FOREGOING WAIVER AND RELEASE SHALL NOT APPLY TO AND BUYER FULLY RESERVES ALL RIGHTS AND REMEDIES IT MAY HAVE AGAINST SELLER (AND SELLER AGREES THAT BUYER CAN NAME SELLER IN AN ACTION OR CROSS CLAIM, COUNTERCLAIM OR COMMENCE OTHER APPROPRIATE LEGAL PROCEEDINGS AGAINST IT) WITH RESPECT TO STATUTORY CLAIMS FOR CONTRIBUTION RESULTING FROM:  (A) CLAIMS BY ANY THIRD PARTY BASED ON SELLER’S STORAGE, USE OR DISPOSAL OF HAZARDOUS MATERIALS ON THE PROPERTY DURING ITS PERIOD OF OWNERSHIP; AND/OR (B) ANY DEMAND OR ORDER OF A GOVERNMENTAL AGENCY REQUIRING THE INVESTIGATION, MONITORING AND/OR REMEDIATION OF HAZARDOUS MATERIALS ORIGINALLY RELEASED ON OR FROM THE PROPERTY BY SELLER DURING ITS PERIOD OF OWNERSHIP (THE “EXCLUDED ENVIRONMENTAL CLAIMS”).

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BUYER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (“SECTION 1542”), WHICH IS SET FORTH BELOW:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BY INITIALING BELOW, BUYER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE WAIVERS AND RELEASES CONTAINED IN THIS PARAGRAPH 17.1.3:

RTS
Buyer’s Initials

The waivers and releases by Buyer herein contained shall survive the Close of Escrow and the recordation of the Grant Deed and will not be deemed merged into the Grant Deed upon its recordation.

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16.2 Subsequent Owners or Occupants

.  Buyer acknowledges that the Property is subject to the Environmental Covenant, and Buyer hereby covenants to comply with the Environmental Covenant.  Without limiting the generality of the foregoing, the Environmental Covenant requires all Owners and Occupants (as therein defined) to include the following statement in all purchase agreements or leases (or other grant of right or possession) relating to the Property:

“a.           The land described herein may contain hazardous materials in soils and in the ground water under the property, and is subject to a deed restriction (Covenant and Restriction) dated as of February 23, 2000, and recorded on March 21, 2000, in the Official Records of San Francisco County, California, as Document No.  2000G748552, which Covenant and Restriction imposes certain covenants, conditions, and restrictions on usage of the property described herein.  This statement is not a declaration that a hazard exists.

“b.           In all future leases, licenses, permits, or other agreements between, on the one hand, an Owner or Occupant, and, on the other hand, another entity, which authorizes such entity to undertake or to engage in activities that are subject to one or more requirements set forth in the Risk Management Plan (RMP), the contracting Owner or Occupant will provide a copy of the RMP or its relevant provisions prior to execution of such agreements and ensure that such agreements contain covenants that (a) such entity will comply with the RMP (to the extent the RMP applies to the entity’s activities); (b) such entity will obligate other entities with which it contracts for construction, property maintenance or other activities which may disturb soil or groundwater to comply with the applicable provisions of the RMP; and (c) such entity (and the entities with which it so contracts) will refrain from interfering with Owner’s or Occupant’s compliance with the RMP.

“c.           In all agreements between an Owner and another entity providing for access to the Property for the purpose of environmental mitigation, monitoring or remediation (“Environmental Responses”) by such entity, the Owner will provide that entity with a copy of the RMP prior to execution of such agreement and ensure that such agreements contain covenants by the entity that the entity will (a) comply with the RMP (to the extent the RMP applies to the entity’s activities); and (b) obligate any person or company with which it contracts for Environmental Response that may disturb soil or groundwater to comply with the applicable provisions of the RMP.”

16.3 RMP

.  Buyer hereby acknowledges receipt of the RMP.

16.4 San Francisco Soils Analysis Disclosure

.  Buyer acknowledges and understands that the Property is located in an area of the City and County of San Francisco subject to the requirements of Article 20 of the San Francisco Public Works Code and Article 22A of the San Francisco Health Code, and in accordance with the requirements of Section 1233 of the San Francisco Health Code, Buyer hereby acknowledges receipt of a summary of such Articles, a copy of which is attached to the RMP as Exhibit F.

16.5 Natural Hazards Disclosures

.  Buyer acknowledges that Seller has complied with the disclosure obligations relating to seismic, geologic and other natural hazards imposed on Seller by California law by delivering to Buyer a Natural Hazards Disclosure Report.

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17. Buyer’s Default

.

17.1 LIQUIDATED DAMAGES

.   IF, AND ONLY IF, BUYER SHALL DEFAULT BY FAILING TO CLOSE THIS TRANSACTION WITHOUT LEGAL EXCUSE, SELLER’S SOLE AND EXCLUSIVE REMEDY BY REASON THEREOF SHALL BE TO TERMINATE THIS AGREEMENT AND, UPON SUCH TERMINATION, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT (AND ANY INTEREST EARNED THEREON) AS LIQUIDATED DAMAGES FOR BUYER’S DEFAULT HEREUNDER, IT BEING AGREED THAT THE DAMAGES BY REASON OF BUYER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN, AND THAT THE AMOUNT OF THE DEPOSIT (AND ANY INTEREST THEREON) REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES AND THEREAFTER BUYER AND SELLER SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT FOR THOSE THAT ARE EXPRESSLY PROVIDED IN THIS AGREEMENT TO SURVIVE THE TERMINATION HEREOF.  THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.  IF SELLER PROPERLY TERMINATES THIS AGREEMENT PURSUANT TO A RIGHT GIVEN TO IT HEREUNDER AND BUYER TAKES ANY ACTION WHICH INTERFERES WITH SELLER’S ABILITY TO SELL, EXCHANGE, TRANSFER, LEASE, DISPOSE OF OR FINANCE THE PROPERTY OR TAKE ANY OTHER ACTIONS WITH RESPECT THERETO (INCLUDING, WITHOUT LIMITATION, THE FILING OF ANY LIS PENDENS OR OTHER FORM OF ATTACHMENT AGAINST THE PROPERTY), THEN THE NAMED BUYER (AND ANY PERMITTED ASSIGNEE OF BUYER’S INTEREST HEREUNDER) SHALL BE LIABLE FOR ALL LOSS, COST, DAMAGE, LIABILITY OR EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, COURT COSTS AND DISBURSEMENTS AND CONSEQUENTIAL DAMAGES) INCURRED BY SELLER BY REASON OF SUCH ACTION TO CONTEST BY BUYER; PROVIDED, THAT THE FOREGOING SHALL NOT BE DEEMED TO PROHIBIT BUYER FROM FILING AN ACTION FOR SPECIFIC PERFORMANCE AS PROVIDED IN PARAGRAPH 18 OR FROM CHALLENGING SELLER’S RIGHT TO TERMINATE THIS AGREEMENT WITH THE UNDERSTANDING AND LIMITATION THAT BUYER MAY NOT UNDER ANY CIRCUMSTANCES BE PERMITTED TO FILE ANY LIEN LIS PENDENS OR OTHER FORM OF ATTACHMENT AGAINST THE PROPERTY IN CONNECTION WITH SUCH ACTION FOR SPECIFIC PERFORMANCE OR CHALLENGE.

SELLER’S INITIALS:  JS JC                                                                BUYER’S INITIALS:  ____

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17.2 Other Seller Remedies

.

17.2.1 Nothing contained in this Paragraph 17 shall serve to waive or otherwise limit (a) Seller’s remedies or damages for claims of Seller against Buyer with respect to any obligations of Buyer that, by the terms of this Agreement, survive the Close of Escrow or any termination of this Agreement before the Close of Escrow, including, without limitation, Buyer’s indemnification obligations under Paragraph 6.4 or (b) Seller's rights to obtain from Buyer all costs and expenses of enforcing the liquidated damage provision contained in Paragraph 17.1, including Legal Costs.

17.2.2 The parties agree that Seller would suffer material injury or damage not compensable by the payment of money if Buyer were to breach or violate its confidentiality obligations under Paragraph 24.  Accordingly, notwithstanding the provisions of Paragraph 17.1, in addition to all other remedies that Seller may have, Seller may bring an action in equity or otherwise for specific performance to enforce compliance with Paragraph 24 of this Agreement, or an injunction to enjoin the continuance of any such breach or violation thereof.  Buyer agrees to waive any requirement for a bond in connection with any such injunctive or other equitable relief.

18. Seller’s Default

.

18.1 Buyer’s Remedies

.  If (a) Seller shall default in any of its obligations to be performed on the Scheduled Closing Date or (b) Seller shall default in the performance of any of its material obligations to be performed prior to the Scheduled Closing Date and, with respect to any default under this clause (b) only, such default shall continue for five (5) business days after notice to Seller,  Buyer as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Buyer, to the extent legally permissible, following and upon advice of its counsel) shall have the right, subject to the other provisions of this Paragraph 18.1, (i) to seek to obtain specific performance of Seller’s obligations hereunder, provided that any action for specific performance shall be commenced within ninety (90) days after Buyer obtains actual knowledge of such default, and if Buyer prevails thereunder, Seller shall reimburse Buyer for all reasonable legal fees, court costs and all other reasonable costs of such action or (ii) to terminate this Agreement and receive a return of the Deposit; provided, that if and only if Seller’s affirmative and intentional conduct in violation of this Agreement causes the remedy of specific performance to not be available to Buyer, Seller shall also pay Buyer within ten (10) days after Buyer’s demand therefor (which shall be accompanied by reasonable back-up documentation) an amount equal to the Reimbursable Expenses, it being understood that if Buyer fails to commence an action for specific performance within ninety (90) days after such default, Buyer’s sole remedy shall be to terminate this Agreement and receive a return of the Deposit and reimbursement of the Reimbursable Expenses, if applicable.  If Buyer elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Buyer shall on or before the Scheduled Closing Date, time being of the essence, fully perform all of its obligations hereunder which are capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required by the court in the suit for specific performance).  Upon such return and delivery, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder  except for those that are expressly provided in this Agreement to survive the termination hereof.

18.2 Liability Limitations

.  Notwithstanding anything to the contrary set forth in this Agreement, Seller’s liability for any and all claims arising out of any covenant, representation or warranty of Seller contained in this Agreement and in any document executed by Seller pursuant to this Agreement, including, without limitation, any instruments delivered at the Close of Escrow, and any Excluded Environmental Claims shall, subject to the limitations of survival set forth in Paragraph 14, be limited to claims in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (provided that for such claims, Buyer shall be entitled to recover from the first dollar of any loss incurred, subject to the following aggregate liability limit), and Seller’s aggregate liability for any and all such claims shall not exceed Five Million Dollars ($5,000,000); provided that the foregoing limitation shall not apply to (i) Seller's obligations under Paragraph 12, (ii) Seller's obligations under Paragraph 21, or (iii) any action by Buyer for specific performance of Seller's obligations hereunder.

19. Damage or Condemnation Before Close of Escrow

.  Seller shall promptly notify Buyer of any casualty to the Property (or the parking facilities required pursuant to the Lease) or any pending or threatened condemnation proceeding affecting the Property or such parking facilities before the Close of Escrow following Seller’s obtaining Actual Knowledge or Seller’s receipt of written notice of such casualty or condemnation proceeding.  If any such damage or actual or overtly threatened proceeding relates to or may result in the loss of any material portion of the Property (as set forth below), Buyer shall have the right, within ten (10) days after receiving written notice of such damage, destruction or proceeding from Seller (but in any event prior to the Close of Escrow), either to: (a) terminate this Agreement, in which event the Deposit and all funds deposited into Escrow by Buyer shall be disbursed to Buyer  and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, or (b) continue this Agreement in effect, in which event upon the Close of Escrow, Buyer shall be entitled to any compensation, awards, or other payments or relief resulting from such casualty or condemnation proceeding relating to the Property and there shall be no adjustment to the Purchase Price, provided, however, Buyer shall receive a credit against the cash due at Closing for the amount of the deductible on such casualty insurance policy less any amounts reasonably and actually expended by Seller to remedy any unsafe conditions at the Property, in no event to exceed the amount of the loss, and provided further, that in the event such amount spent by Seller to remedy unsafe conditions shall exceed the amount of the deductible on such casualty insurance policy, then to the extent such excess is reimbursed by the insurance carrier after Close of Escrow, Buyer shall deliver such excess amount to Seller, within five (5) business days of its receipt of any casualty insurance proceeds received on account of such casualty).  A failure by Buyer to notify Seller in writing within such ten (10) day period will be deemed an election to proceed under clause (b) above.  If Buyer elects (or is deemed to elect) to proceed under clause (b) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.  For the purpose of this Paragraph 19, damage to the Property or a condemnation action affecting a portion thereof shall be deemed to involve a material portion of the Property if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect to such taking shall exceed fifteen percent (15%) of the Purchase Price or permit Tenant to terminate the Lease (unless said right has been waived by Tenant) or to abate rent.  If Buyer shall not have the right to terminate this Agreement as a result of such damage or condemnation proceeding, Buyer shall accept the Property in its then condition (without any abatement or reduction in the Purchase Price, provided, however, Buyer shall receive a credit against the cash due at Closing for the amount of the deductible on such casualty insurance policy less any amounts reasonably and actually expended by Seller to remedy any unsafe conditions at the Property, in no event to exceed the amount of the loss, and provided further, that in the event such amount spent by Seller to remedy unsafe conditions shall exceed the amount of the deductible on such casualty insurance policy and is reimbursed by the insurance carrier, then Buyer shall deliver such excess amount to Seller, within five (5) business days of its receipt of any casualty insurance proceeds received on account of such casualty) in which case Buyer shall proceed with the Close of Escrow and Buyer will be entitled to an assignment of all of Seller’s rights to any insurance proceeds or any award in connection with such taking, as the case may be.  If any such non-material damage or taking occurs, Seller shall not compromise, settle or adjust any claims to such insurance proceeds or such award, as the case may be, without Buyer’s prior written consent.  Notwithstanding anything to the contrary, if there is a casualty that entitles Tenant to rental abatement under the Lease, then Buyer’s obligation to close is additionally conditioned upon (i) the agreement by Seller’s property manager to manage the Property for Buyer on Seller’s property manager’s standard terms, and (ii) Seller’s property manager’s existing rental interruption insurance continuing to cover the lost rent during the duration of Tenant’s rent abatement period.  Notwithstanding the foregoing, in the event of a casualty where Buyer does not have the right to terminate this Agreement, if the estimated cost to repair and/or restore any such damage exceeds the sum of the insurance proceeds assigned to Buyer plus the deductible, then Buyer shall have the right to terminate this Agreement unless Seller elects to credit against the Purchase price at Closing the amount of such excess.  The provisions of Paragraph 19 shall survive the Close of Escrow.

20. Notices

.  All notices, requests, approvals, demands, directions or other communications required or permitted hereunder (generally, a “Notice”) shall be in writing and shall be personally delivered, sent by a reputable overnight courier service, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by telecopy or facsimile and shall be deemed received upon the earlier of (a) if personally delivered or sent by overnight courier, the date of delivery to the address of the party to receive such Notice, (b) if mailed, the date of delivery as shown on the sender’s registry or certification receipt, or (c) if sent by telecopy or facsimile, the date and time transmission is confirmed if such time is prior to 5:00 PM, and the next Business Day if such time is after 5:00 PM (using the time in effect at the address of the party to receive such Notice).  A copy of any Notice sent by telecopy or facsimile also must be personally delivered or sent by reputable overnight courier service (in accordance with this Paragraph) within forty-eight (48) hours of the transmission of such Notice by telecopy or facsimile, provided that failure to deliver such copy within forty-eight (48) hours will not invalidate any Notice sent by telecopy or facsimile.  All Notices to Seller shall be sent to Seller’s Address with a copy to Seller’s Counsel’s Address.  All Notices to Buyer shall be sent to Buyer’s Address with a copy to Buyer’s Counsel’s Address.  All Notices to Escrow Holder shall be sent to Escrow Holder’s Address.  Notice of change of address shall be given by written notice in the manner detailed in this Paragraph.  Rejection or other refusal to accept or the inability to deliver because of a changed address of which no Notice was given shall be deemed to constitute receipt of the Notice sent.

21. Brokers

.  Each party represents to the other that it has not dealt with any broker, finder or intermediary with respect to this transaction other than Eastdil Secured (“Seller’s Broker”).  Buyer agrees to indemnify and hold harmless Seller from any Claims in connection with an assertion by any person for a real estate broker’s commission, finder’s fee or other compensation based upon any statement, representation or agreement of Buyer, and Seller agrees to indemnify and hold Buyer harmless from any such Claims (including by Seller’s Broker) based upon any statement, representation or agreement of Seller.  Each party’s obligations set forth in this Paragraph 21 shall survive the termination of this Agreement and Escrow before the Close of Escrow and shall survive the Close of Escrow.

22. Legal Fees

.  Should either party hereto institute any action or proceeding in court or any other dispute resolution mechanism against the other party, by reason of or alleging the failure of the other party to comply with any or all of its obligations hereunder, whether for declaratory or other relief, then the party that prevails in such action, proceeding or dispute resolution shall be entitled, in addition to any other recovery or relief, to its reasonable attorneys’ fees and expenses and consultant and expert fees and expenses related thereto (whether at the administrative, trial or appellate levels) (“Legal Costs”).  Any judgment, order, or award entered in such action, proceeding, or dispute resolution shall contain a specific provision providing for the recovery of attorneys’ fees and costs and consultant and expert fees and expenses incurred in enforcing, perfecting and executing such judgment.  A party shall be deemed to have prevailed in any such action or proceeding (without limiting the generality of the foregoing) if such action is dismissed upon the payment by the other party of the sums allegedly due or the performance of obligations allegedly not complied with, or if such party obtains substantially the relief sought by it in the action, irrespective of whether such action is prosecuted to judgment.  As used in this Agreement, the term “Legal Costs” shall include, without limitation, reasonable attorneys’ and experts’ fees, costs and expenses incurred in the following: (a) post judgment motions and appeals; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation.  This Paragraph 22 shall survive any termination of this Agreement before the Close of Escrow and shall also survive the recordation of the Grant Deed and the Close of Escrow and shall not be deemed merged into the Grant Deed upon its recordation.

23. Transfers

.  Buyer shall not Transfer its rights and/or obligations under this Agreement without the written consent of Seller, which consent Seller may withhold in its sole and absolute discretion; provided, that, Buyer may assign this Agreement to an Affiliate of Buyer without Seller’s Consent.  If Seller consents to any Transfer of Buyer’s rights and/or obligations under this Agreement, Buyer shall deliver to Seller, at least five (5) days before the closing date of the proposed Transfer, an originally executed assumption agreement from the Transferee under which the Transferee assumes all of the duties and obligations of Buyer under this Agreement and any other agreement or instrument contemplated by this Agreement.  Except as specifically set forth above, any attempt by Buyer to Transfer its rights and/or obligations under this Agreement without the written consent of Seller shall be voidable at Seller’s option.  Any permitted Transfer shall not relieve, alter or release the assigning party from its primary liability under this Agreement.

24. Confidentiality

.

24.1 Buyer’s Obligations

.  Buyer shall keep all Confidential Information in the strictest confidence, and shall not disclose any Confidential Information to any third parties except as expressly permitted herein, and will take all measures necessary to safeguard such information in order to preserve its confidentiality.  Under no circumstances shall Buyer use any of the Confidential Information for any purpose other than the investigation of the Property in connection with its purchase as contemplated under this Agreement.  Without limiting the generality of the foregoing, Buyer may not disclose Confidential Information to any third parties, other than to Buyer’s Agents or Buyer Parties, prospective lenders, partners, and investors, but then only to the extent Buyer’s Agents or Buyer Parties, prospective lenders, partners, and investors, need to review the Confidential Information for purposes of analyzing Buyer’s proposed purchase of the Property and only provided that Buyer instructs such Buyer’s Agents to keep the Confidential Information strictly confidential as required by this Agreement.  Buyer agrees to use diligent efforts to prevent Buyer’s Agents and Buyer Parties from making any unauthorized disclosure of the Confidential Information and, in all events, shall be responsible for the acts of Buyer’s Agents or Buyer Parties with respect to the Confidential Information.  Notwithstanding the foregoing or any other Section of this Agreement to the contrary, Seller recognizes that Hines Global REIT, Inc. may disclose  to the U.S. Securities and Exchange Commission (“SEC”) and other applicable governmental authorities, financial statements and/or other communications of such information regarding the transactions contemplated hereby and any such information relating to the Property, but only to the extent necessary under federal or state securities laws, rules, or regulations (including SEC rules and regulations), generally accepted accounting principles, or other accounting rules and procedures.  Without limiting the foregoing, after Closing Hines Global REIT, Inc. may file this Agreement (excluding Exhibits) with the SEC and may file a form “8K” and/or prospectus to which this Agreement (excluding Exhibits) is attached.

24.2 Required Disclosure

.  If Buyer becomes legally compelled to disclose all or any part of the Confidential Information or the existence of this Agreement or the transaction contemplated hereby, Buyer shall, unless prohibited by applicable law from doing so, provide Seller with prompt written notice so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Paragraph 24.  If such protective order or other remedy is not obtained, Seller will waive compliance with provisions of this Paragraph to allow Buyer to comply with such legal obligation.

24.3 Disclosure of Transaction

.  Prior to the Closing Date, Buyer and Seller shall confer and agree on a press release to be issued jointly by Buyer and Seller disclosing the transaction and the appropriate time for making such release.  Neither Buyer nor Seller shall issue any press releases (or other public statements) with respect to the transaction contemplated in this Agreement without approval of the other party, which approval may not be unreasonably withheld; provided, however, that Seller or Buyer may make such reports and other disclosures as are required by applicable law or as otherwise deemed necessary, desirable or required by Seller or Buyer or their parent entities in the course of their operations.  Notwithstanding the foregoing, Buyer may, without Seller’s consent, issue a simple press release or simple advertisement disclosing the sale of the Property to Buyer as long as such press release or advertisement does not disclose the purchase price or other terms of the Agreement or the identity of Seller or its Affiliates.

24.4 Survival

.  The terms, covenants and conditions contained in Paragraph 24 shall survive any termination of this Agreement and Escrow before the Close of Escrow, but shall not survive the Close of Escrow.

25. Community Facilities Districts

.  Buyer acknowledges that, pursuant to the CFDs, a lien of Special Tax has been established with respect to the Property.  Nothing herein shall be deemed to require Seller to reimburse Buyer for any CFD Assessments, other taxes or public or private assessments that may now or hereafter be owing with respect to the Property, all of which shall be the sole responsibility of Buyer, subject, however, to proration of the foregoing to the extent the same relate to the period prior to Close of Escrow.  If requested, by Seller, Buyer shall execute additional instruments whereby Buyer acknowledges the existence of the CFDs and that Buyer is aware of the terms and conditions thereof.

26. Additional Covenants and Easements

.

26.1 Entitlement Covenants, Changes

.  Buyer shall not seek to effect any change or amendment to the existing subdivision map or record any further parcel or final map of the Property or any portion thereof or facilities thereon.  Buyer shall not change or attempt to change any zoning or obtain or apply for any zoning variance or exception or seek to modify the Development Entitlements without Seller’s prior written consent, which consent shall not be unreasonably withheld.  The terms of this Paragraph 26.1 shall survive the Close of Escrow until the date that is one (1) year after the Close of Escrow.

26.2 Development Easements - Before Close of Escrow

.  Before the Close of Escrow, Seller shall have the right, subject to the limitations set forth below, to record covenants, conditions and restrictions against the Property, and to grant, convey or dedicate easements, rights and rights-of-way on and over the Property to utility companies, local water and sewer districts, the City and other Governmental Authorities, property owners’ associations and other entities that service the Property or properties located nearby or adjacent thereto, and to adjacent property owners, for the purpose of facilitating the development, or regulating the operation and maintenance, of the Property or other property in Mission Bay, including, without limitation, public access, landscape maintenance, adjacent sidewalk maintenance, and sewer, water and storm drain easements (the types of covenants, easements, rights and rights-of-way described in the foregoing are, collectively, referred to herein as “Development Easements”); provided, however, that before Seller records, grants, conveys or dedicates any Development Easements hereunder, Seller shall furnish Buyer with a copy of the proposed Development Easements for Buyer’s review and approval, which approval shall not be unreasonably withheld or conditioned.  Buyer shall approve or disapprove any proposed Development Easements within ten (10) Business Days following its receipt thereof; Buyer’s failure to approve or disapprove any proposed Development Easements within such ten (10) Business Day period shall constitute Buyer’s approval thereof.  Notwithstanding the foregoing to the contrary, Seller shall not be required to obtain Buyer’s approval of proposed Development Easements if such Development Easements (a) will not materially and adversely affect the development of the Property, and (b) are materially consistent with the Development Entitlements.

26.3 Development Easements – Following Close of Escrow

.  Upon and following the Close of Escrow, Buyer shall, at the written request of Master Developer or Prior Owner, grant, consent to, convey or dedicate Development Easements, provided that such Development Easements (a) are required, in the sole determination of Master Developer or Prior Owner, as applicable, for the development of other property in Mission Bay or to establish reasonable conditions, covenants and restrictions regulating the operation and maintenance of the Property or other property in Mission Bay; (b) will not materially and adversely affect the development of the Property; and (c) are materially consistent with the material terms of the Development Entitlements.  Buyer’s obligations set forth in this Paragraph 26.3 shall survive the Close of Escrow and shall not be merged with the Grant Deed.

26.4 Master Association and Transportation Management Association

.  Buyer acknowledges that the owner of the Property is or will be a member of the Mission Bay Commercial Maintenance Corporation (“MBCMC”) and Buyer is obligated to participate in a Transportation Management Association (the “TMA”) that was formed to implement and administer the Transportation System Management Plan for the Mission Bay Development Area.  Buyer further acknowledges that the Property is subject to the covenants, conditions and restrictions contained in the Master Commercial Declaration and to participation in the Master Association and TMA, and that Buyer will be responsible for all assessments that may be owing with respect to the Property following the Close of Escrow with respect to the Master Association and TMA.  This Paragraph 26.4 shall survive the Close of Escrow and not be merged with the Grant Deed.

26.5 Project Labor Agreement

.  Buyer acknowledges that Seller is a party to the Agreement Regarding Successor Project Labor Agreement.  In connection with the Close of Escrow, Buyer shall execute and deliver the Assignment of Successor Project Labor Agreement.  After the Close of Escrow, Buyer shall, if requested by the other parties to the Agreement Regarding Successor Project Labor Agreement or the Council (as defined in the Agreement Regarding Successor Project Labor Agreement), enter into an agreement in substantially the form of the Agreement Regarding Successor Project Labor Agreement.  This Paragraph 26.5 shall survive the Close of Escrow and not be merged with the Grant Deed.

26.6 Parking Structure

.  A parking structure (the “Parking Structure”) constructed on Block 27 provides parking for Block 26a, Block 28, Block 27 and Block 26 (the owners of said Blocks are collectively referred to as the “Block 26/27 Owners”).  The respective rights and obligations of each of the Block 26/27 Owners with respect to the use, operation and maintenance of the Parking Structure are set forth in that certain Easement Agreement dated as of December 14, 2007 and recorded in the Official Records on December 14, 2007 as Instrument No.  2007I502747 (the “Parking Structure Easement Agreement”).

26.7 Agency Approval of Transfers to Exempt Entities

.  Buyer, on behalf of itself and its successors, agrees that during the Term (as defined in the South OPA) of the South OPA Buyer will not Transfer the Property, or any portion thereof, to any entity for any use that is or could be exempt from property taxation without first obtaining (a) from such tax exempt entity a binding contractual commitment, in form and substance reasonably satisfactory to the Redevelopment Agency, the City, Prior Owner and Master Developer, obligating such entity to make a payment in lieu of taxes (“PILOT Agreement”) equal to the full amount of the property taxes that would have been assessed against the Property notwithstanding the ownership or use by a tax exempt entity, or (b) Buyer entering into a PILOT Agreement, in form and substance reasonably satisfactory to the Redevelopment Agency, the City and Master Developer, for the benefit of the Redevelopment Agency and the City, requiring the full payment of property taxes (or a payment in lieu thereof in an amount equal to the property taxes) that would have been assessed against the Property notwithstanding such occupancy by such tax exempt entity, or (c) the written consent of the Redevelopment Agency, the City and Prior Owner, in their respective sole discretion.  Buyer agrees not to request an adjustment to the Base Year Value for the South Plan Area (as defined in the South OPA) as a result of any permitted Transfer to an entity exempt from property taxation.  For purposes hereof, “Base Year Value” means the aggregate assessed value of property within the South Plan Area on the assessment roll last equalized prior to the effective date of the ordinance adopting the Mission Bay South Redevelopment Plan (as defined in the South OPA) and the term “last equalized” has the meaning set forth in Section 2052 of the California Revenue and Taxation Code.  Buyer shall include in all agreements for the Transfer of the Property, or any portion thereof, a contractually binding provision requiring that unless the Redevelopment Agency, the City and Prior Owner in their respective sole discretion agree otherwise, any such Transferee (or subsequent Transferee of such Transferee) that is a tax-exempt entity enter into a PILOT reasonably satisfactory to the Redevelopment Agency, the City, Prior Owner and Master Developer consistent with this Paragraph 26.7.  Buyer’s obligations under this Paragraph 26.7 shall survive the Close of Escrow and shall not be merged with the Grant Deed.

26.8 Future Dedication

.  Buyer shall cooperate reasonably with the Master Developer and its affiliated companies, successors and assigns in connection with the future dedication of South Street and any other property abutting the Property intended to be dedicated to the appropriate Governmental Authority.  This Paragraph 26.8 shall survive the Close of Escrow and not be merged with the Grant Deed.

26.9 Transfer Notice

.  After the Close of Escrow, Seller shall send the notice required by Section 3.4 of the Environmental Covenant.  This Paragraph 26.9 shall survive the Close of Escrow and not be merged with the Grant Deed.

27. Compliance with Development Entitlements

.

27.1 Generally

.  Before the expiration of the Inspection Period, Buyer shall have reviewed the Development Entitlements, including, without limitation, the RMP and Environmental Covenant and related documents listed on Exhibit J attached hereto.  Buyer covenants to perform all obligations or other actions to be performed by Buyer under this Agreement in accordance with the Development Entitlements and all Applicable Laws, and agrees that it shall be solely responsible for all fees and costs related to any development of the Property occurring after the Close of Escrow.

27.2 Diversity Program

.

27.2.1 Without limiting the generality of Paragraph 27.1, Buyer expressly acknowledges that it has received and reviewed the Program in Diversity/Economic Development Program, attached as Attachment H to the South OPA (the “Diversity Program”).  Buyer agrees to comply with all of the provisions of the Diversity Program applicable to the Property or Buyer’s construction, use or development of the Property.  Buyer acknowledges that Schedule 4, Section I.C of the Diversity Program references the City-wide “First Source Hiring Program” (FSHP) adopted by the City and County of San Francisco August 3, 1998 and codified at San Francisco Administrative Code Sections 83.1-83.1(8).  The FSHP is designed to identify entry-level positions associated with employees engaged in construction work for certain commercial development projects and to provide first interview opportunity to graduates of city-sponsored training programs.  Buyer acknowledges that its activities with respect to the Property are or may be subject to the FSHP, and that the FSHP and the Diversity Program may impose obligations on Buyer, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals.  Buyer agrees to comply with any applicable requirements contained in the FSHP or the Diversity Program.

27.2.2 Buyer expressly acknowledges that the Diversity Program provides for the arbitration of certain disputes under the circumstances therein set forth.  Consequently, with respect thereto and as to the subject matter thereof, Buyer agrees to be bound by the applicable arbitration provisions.

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NOTICE:  BY INITIALING IN THE SPACE BELOW, BUYER IS AGREEING TO HAVE ANY DISPUTE CONCERNING THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION SET FORTH IN THE DIVERSITY PROGRAM DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW, AND BUYER IS GIVING UP ANY RIGHTS IT MIGHT POSSESS TO HAVE A DISPUTE LITIGATED IN COURT OR A JURY TRIAL.  BY INITIALING IN THE SPACE BELOW, BUYER IS GIVING UP ITS JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION REFERENCED ABOVE.  IF BUYER REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, BUYER MAY BE COMPELLED TO ARBITRATE UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE.  BUYER’S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

BUYER HAS READ AND UNDERSTANDS THE FOREGOING AND AGREES TO SUBMIT DISPUTES CONCERNING THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION SET FORTH IN THE DIVERSITY PROGRAM TO A NEUTRAL ARBITRATOR.

RTS
Buyer’s Initials

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27.3 Non-Discrimination

.  Without limiting the generality of Paragraph 27.1, Buyer acknowledges that the South OPA expressly provides that there shall be no discrimination against or segregation of persons or groups of persons or any employee or applicant for employment on account of race, color, creed, religion, national origin, ancestry, sex, marital or domestic partner status, familial status, lawful source of income (as defined in Section 3304 of the San Francisco Police Code), gender identity, sexual orientation, age or disability (including, without limitation, HIV/AIDS status) in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Property.  All deeds, leases or contracts for the sale, lease, sublease or other transfer of all or any portion of the Property are required to contain the foregoing nondiscrimination and non-segregation provision.

27.4 Mitigation Measures

.  Without limiting the generality of Paragraph 27.1, Buyer expressly acknowledges that the South OPA contains mitigation measures relating to the Property.  Buyer acknowledges that it will comply with and do all things necessary to perform the obligations of Owner (as defined in the South OPA) now or hereafter pertaining to the Property.

27.5 Survival

.  This Paragraph 27 shall survive the Close of Escrow and not be merged with the Grant Deed.

28. Seller Representation Update

.  At the Close of Escrow, Seller shall deliver an instrument (the “Seller Representation Update”) advising Buyer in what respects the Seller Representations are inaccurate as of the Closing Date as if remade on the Closing Date.  If the Seller Representation Update shall give rise to Buyer’s right under Paragraph 8.1 not to effect the Close of Escrow hereunder, Buyer shall advise Seller of the reasons therefor and Seller shall have up to an additional thirty (30) days to attempt to satisfy the conditions precedent set forth in Paragraph 8.1, including, if Seller so elects by written notice to Buyer, by extending the Scheduled Closing Date, if necessary.

29. Miscellaneous

.

29.1 Survival of Covenants

.  In addition to the provisions otherwise expressly set forth herein, (a) the representations and warranties of Buyer and Seller set forth in this Agreement, and (b) all covenants made by Buyer and Seller in this Agreement pursuant to which Buyer and Seller will, by the terms of such covenants, have continuing rights or obligations under this Agreement following the Close of Escrow shall survive the recordation of the Grant Deed and the Close of Escrow and shall not be deemed merged into the Grant Deed upon its recordation; provided, however, that the survival of the Seller Representations and Seller’s Surviving Covenants is subject to the Limitation Period set forth in Paragraph 14.

29.2 Required Actions of Buyer and Seller

.  Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions as may be required in order to consummate the purchase and sale of the Property and shall use good faith efforts to accomplish the Close of Escrow in accordance with the provisions hereof; provided, however, that Seller shall not be required to execute any instrument to induce the Title Company to issue the Title Policy other than (i) certificates regarding authorizing resolutions, consents or other evidence of Seller’s authority, (ii) the Owner’s Affidavit, and (iii) any document that Seller agrees to deliver pursuant to the Seller’s Title Notice.

29.3 Time of Essence

.  Time is of the essence of each and every term, condition, obligation and provision hereof.  All references herein to a particular time of day shall be deemed to refer to San Francisco, California time.

29.4 Counterparts

.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single agreement with the same effect as if both parties had signed the same signature page.  Any signature page from any counterpart of this Agreement, signed only by one party, may be detached from such counterpart and re-attached to any other counterpart of this Agreement that has a signature page signed only by the other party.

29.5 Captions

.  Any captions to, or headings of, the Paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

29.6 No Obligations to Third Parties

.  Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

29.7 Exhibits

.  The Exhibits attached hereto are hereby incorporated herein by this reference for all purposes.

29.8 Amendment to this Agreement

.  The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

29.9 Waiver

.  The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

29.10 Applicable Law

.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

29.11 Fees and Other Expenses

.  Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Agreement.

29.12 Entire Agreement

.  This Agreement supersedes any prior agreements, negotiations and communications, oral or written, including any letter of intent or letter of understanding previously executed by such parties, if any, and, contains the entire agreement between Buyer and Seller as to the subject matter hereof.  No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

29.13 Partial Invalidity

.  If any portion of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Agreement and shall in no way effect the validity or enforceability of the remaining portions of this Agreement.

29.14 Successors and Assigns

.  Subject to the provisions of Paragraph 23, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

29.15 Independent Counsel

.  Buyer and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.  The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance.  Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.

29.16 No Recorded Memorandum

.  Neither party shall record this Agreement or any short form memorandum of this Agreement.

29.17 Deadlines

.  If the last day of any period to give notice, reply to a notice or undertake any action under this Agreement occurs on a Saturday, Sunday or bank, City or Redevelopment Agency holiday, then the last day for such undertaking, action, giving or replying to notice shall be the next succeeding Redevelopment Agency business day.

29.18 Exculpation

.

29.18.1 Buyer agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, member, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, the “Seller Exculpation Parties”), arising out of or in connection with this Agreement or the transactions contemplated hereby.  Buyer agrees to look solely to Seller and its assets (including the Purchase Price) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein or in documents executed pursuant hereto, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Seller Exculpation Parties with respect to any matters arising out of or in connection with this Agreement (or any documents executed pursuant hereto) or the transactions contemplated hereby.  Without limiting the generality of the foregoing provisions of this Paragraph 29.18.1, Buyer hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against the Seller Exculpation Parties, and hereby unconditionally and irrevocably releases and discharges the Seller Exculpation Parties from any and all liability whatsoever which may now or hereafter accrue in favor of Buyer against the Seller Exculpation Parties in connection with or arising out of this Agreement (or any documents executed pursuant hereto) or the transactions contemplated hereby.  Notwithstanding the foregoing, the foregoing limitation shall not apply in the event of an improper distribution by Seller to its Members in breach of the last sentence of the second to last paragraph of Paragraph 14 but only to the extent of such improper distribution.

29.18.2 Seller agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Buyer, including, or any officer, director, employee, trustee, shareholder, partner, member, or principal of any such parent, subsidiary or other affiliate of Buyer (collectively, the “Buyer Exculpation Parties”), arising out of or in connection with this Agreement or the transactions contemplated hereby.  Subject to and without modification of the liquidated damage provisions set forth in Paragraph 17.1 above, Seller agrees to look solely to Buyer and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein or in documents executed pursuant hereto, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Buyer Exculpation Parties with respect to any matters arising out of or in connection with this Agreement (or any documents executed pursuant hereto) or the transactions contemplated hereby.  Without limiting the generality of the foregoing provisions of this Paragraph 29.18.2, Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against the Buyer Exculpation Parties, and hereby unconditionally and irrevocably releases and discharges the Buyer Exculpation Parties from any and all liability whatsoever which may now or hereafter accrue in favor of Seller against the Buyer Exculpation Parties in connection with or arising out of this Agreement (or any documents executed pursuant hereto) or the transactions contemplated hereby.

29.18.3 The provisions of this Paragraph 29.18 shall survive the termination of this Agreement and the Close of Escrow and not be merged with the Grant Deed.

29.19 Cooperation With Buyer’s Auditors and SEC Filings

.  Seller shall reasonably cooperate with Buyer to provide Buyer (at Buyer’s sole cost and expense) copies of, or reasonable access to, such information as may be reasonably requested by Buyer, to the extent in the possession of Seller, to enable Buyer’s auditor (Deloitte & Touche LLP or any successor auditor selected by Buyer) to conduct an audit of the expenses of the operation of the Property for the year to date of the year in which Closing occurs and the year immediately preceding the year in which Closing occurs.  Seller shall cooperate with Buyer’s auditor on, and subject to, the same terms as set forth above in this Section in the conduct of such audit.  In addition, Seller agrees to provide to Buyer’s auditor, if requested by such auditor, historical expense statements for the operation of the Property, whether required before or after Closing, but only to the extent such expense statements are in the possession of Seller.  Without limiting the foregoing, Seller shall furnish to Buyer such Property expenses information as may be reasonably required by Buyer or any affiliate of Buyer to make any filings required by law with the SEC or other governmental authority; provided the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of Seller.  This Section will survive the Close of Escrow.

29.20 Guaranty

.  Guarantor joins in this Agreement solely for the purpose of irrevocably, absolutely and unconditionally guaranteeing the payment and performance by Buyer of its obligations pursuant to Paragraph 6.4 of this Agreement.  Guarantor understands and agrees that Seller may look first to Guarantor as primary obligor for the payment and the performance of Buyer’s obligations guaranteed by Guarantor, including, but not limited to, for the payment of damages arising from Buyer’s breach of such obligations, together with costs of enforcement of such guaranty.  Guarantor waives and relinquishes all rights and defenses of a guarantor or surety, now existing or hereafter arising, known or unknown, and Guarantor agrees that the validity of this section and Guarantor’s obligations hereunder shall not be affected, delayed, limited or impaired by any event whatsoever, including, but not limited to, (i) the merger, consolidation, dissolution, cessation of business or liquidation of Buyer, (ii) the financial decline or bankruptcy of Buyer, (iii) any stay, extension or discharge that may be granted to Buyer by any court in proceedings under the Bankruptcy Code, or any amendments thereof, or under any other law, (iv) Seller’s compromise or settlement, with or without release, of any other party, (v) Seller’s failure to file suit against Buyer, regardless of whether Buyer is becoming insolvent, is believed to be about to leave the state or any other circumstance, (vi) Seller’s failure to give the Guarantor notice of Buyer’s breach, (vii) the unenforceability of any liability, obligation or covenant against Buyer for any reason, (viii) the execution, modification or amendment of this Agreement, (ix) Buyer’s failure to exercise diligence in collection or enforcement, (x) the termination of any relationship between the Guarantor and Buyer, or (xi) Buyer’s change of name or the use of any other name.  Guarantor shall not be entitled to require that Seller or Buyer marshal assets, and the benefit of any rule of law or equity to the contrary is hereby expressly waived by the Guarantor.  Guarantor waives all suretyship defenses to the maximum extent permitted under applicable law.

[SIGNATURES CONTINUED ON NEXT PAGE]

IN WITNESS WHEREOF, Buyer, Guarantor and Seller have executed this Agreement as of the day and year first written above.

“Buyer”	HINES GLOBAL REIT 550 TERRY FRANCOIS LP, a Delaware limited partnership
By: HINES GLOBAL REIT 550 TERRY FRANCOIS GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Ryan T. Sims
	Name:	Ryan T. Sims
	Title:	Manager

THE UNDERSIGNED GUARANTOR EXECUTED THIS AGREEMENT SOLELY FOR PURPOSES OF AGREEING TO SECTION 29.20 ABOVE.

“Guarantor”	HINES GLOBAL REIT PROPERTIES, L.P.
By: Hines Global REIT, Inc. General Partner

	By:	/s/ Ryan T. Sims
	Title:	Chief Financial Officer and Secretary

“Seller”	GLL TERRY FRANCOIS BLVD., LLC, a Delaware limited liability company

By: GLL USA Management LLC Its Manager

	By:	/s/ Jochecn Schnier
	Name:	Jochen Schnier
	Title:	Chief Operating Officer

	By:	/s/ James H. Cunningham, Jr.
	Name:	James H. Cunningham, Jr.
	Title:	Chief Financial Officer

Acceptance by Escrow Holder:

First American Title Insurance Company hereby acknowledges that it has received originally executed counterparts or a fully executed original of the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.

Dated: August 7, 2012	First American Title Insurance Company

	By:	/s/ Ted V. Bigornia

	Name:	Ted V. Birgornia
Its: Authorized Agent